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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Filed by a Party other than the Registrant ☐
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☐	Soliciting Material under §240.14a-12

THOMPSON CREEK METALS COMPANY INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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THOMPSON CREEK METALS COMPANY INC.
26 West Dry Creek Circle, Suite 810
Littleton, Colorado 80120

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
AND PROXY STATEMENT
TO BE HELD MAY 8, 2012

        It is my pleasure to invite you to this year's annual meeting of shareholders of Thompson Creek Metals Company Inc. (the "Company"), which will be held at the Inverness Hotel and Conference Center, 200 Inverness Drive West, Englewood, Colorado 80112 on May 8, 2012, at 10:00 a.m. (Mountain Time). The purpose of the annual meeting is to:

  (1)
  Elect seven directors to our Board of Directors to hold office until our next annual meeting of shareholders or until their respective successors are duly elected and qualified;

  (2)
  Appoint KPMG LLP as our independent registered public accounting firm from their engagement through the next annual meeting of shareholders and to authorize the directors to fix their remuneration;

  (3)
  Hold an advisory vote to approve the compensation of our named executive officers as disclosed in this proxy statement; and

  (4)
  Transact such other business as may properly come before the annual meeting or any adjournment thereof.

        Our Board of Directors has by resolution fixed the close of business on March 26, 2012, as the record date, being the date for the determination of the registered holders of our common shares entitled to receive notice of, and to vote at, the annual meeting and any adjournment thereof. Each share of our common stock is entitled to one vote on all matters presented at the annual meeting.

        ALL HOLDERS OF OUR COMMON STOCK (WHETHER THEY EXPECT TO ATTEND THE ANNUAL MEETING OR NOT) ARE REQUESTED TO COMPLETE, SIGN, DATE AND RETURN PROMPTLY THE PROXY CARD ENCLOSED WITH THIS NOTICE ACCORDING TO THE INSTRUCTIONS ON THE PROXY CARD AND INCLUDED IN THIS MAILING.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
SHAREHOLDERS' MEETING TO BE HELD ON MAY 8, 2012:

        The proxy statement and our 2011 annual report are available on our website at www.thompsoncreekmetals.com under "Investors—2012 Annual Meeting Materials."

By Order of the Board of Directors,

KEVIN LOUGHREY
Chairman and Chief Executive Officer

March 26, 2012

i

THOMPSON CREEK METALS COMPANY INC.

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 8, 2012

INTRODUCTION

        This proxy statement is being furnished to shareholders of record of Thompson Creek Metals Company Inc. ("Thompson Creek," the "Company," "we," "us" or "our") in connection with the solicitation by our Board of Directors of proxies for the 2012 annual meeting of shareholders to be held at the Inverness Hotel and Conference Center, 200 Inverness Drive West, Englewood, Colorado 80112 on May 8, 2012, at 10:00 a.m. (Mountain Time), or at any and all adjournments thereof, for the purposes set forth in the notice of annual meeting. The approximate date of mailing of this proxy statement and the enclosed form of proxy is April 2, 2012.

        All dollar amounts referenced herein, unless otherwise indicated, are expressed in United States dollars, and Canadian dollars are referred to as "C$." Any United States dollar amounts (referred to as "US$") which have been converted from Canadian dollars have been converted at an exchange rate of C$1.00=US$0.98, the Bank of Canada noon exchange rate for December 30, 2011, unless otherwise stated.

QUESTIONS AND ANSWERS
ABOUT THE ANNUAL MEETING AND VOTING

What is the purpose of the annual meeting?

        At our annual meeting, shareholders will act upon the matters outlined in the notice of annual meeting on the cover page of this proxy statement, including the election of directors, appointment of our independent registered public accounting firm and an advisory vote to approve the compensation of our named executive officers.

Who is entitled to vote at the meeting?

        Only shareholders of record at the close of business on March 26, 2012, are entitled to receive notice of, and to participate in, the annual meeting. If you were a shareholder of record on that date, you will be entitled to vote all of the shares that you held on that date at the meeting, or at any postponements or adjournments of the meeting. We will announce preliminary voting results at the annual meeting and publish the final voting results in a Report of Voting Results filed on SEDAR and a Current Report on Form 8-K to be filed with the United States Securities and Exchange Commission (the "SEC") within four business days after the conclusion of the annual meeting.

What are the voting rights of the holders of our common stock?

        Each share of our common stock, no par value, outstanding on March 26, 2012, will be entitled to one vote on each matter considered at the annual meeting.

Who can attend the annual meeting?

        All holders of our common stock as of March 26, 2012, or their duly appointed proxies, may attend the annual meeting. Registration will begin at 9:00 a.m. (Mountain Time). If you attend, please note that you may be asked to present valid picture identification, such as a driver's license or passport, and proof of stock ownership if you hold your shares in "street name" (that is, through a broker or other nominee) as of March 26, 2012.

What constitutes a quorum?

        The presence at the meeting of at least two persons, each being a shareholder entitled to vote thereat or a duly appointed proxy for a shareholder so entitled, representing at least 25% of the shares entitled to vote at the meeting, will constitute a quorum. As of March 26, 2012, we had 168,077,112 shares of our common stock outstanding. Therefore, the presence of at least two holders of our common stock or a duly appointed proxy for a shareholder so entitled, representing at least 42,019,278 votes, will be required to establish a quorum.

What if I hold my shares in "street name" through a broker?

        Under the rules of the New York Stock Exchange (the "NYSE"), if you hold your shares in "street name" through a broker, such broker has the discretion to vote your shares on routine matters, such as approval of independent registered public accounting firms, but not on non-routine matters. Proposal 1 (election of directors) and Proposal 3 (advisory vote on executive compensation) are non-routine matters. Therefore, if your shares are held in "street name" through a broker and you do not provide instructions as to how your shares are to be voted on Proposal 1 or 3, your broker will not be able to vote your shares on such proposals. We urge you to provide instructions to your broker on each of these two proposals so that your votes may be counted on these important matters. Your broker may vote your shares with respect to Proposal 2 (appointment of our independent registered public accounting firm) if you do not provide instructions since that is a "routine" matter; such a vote will also count for purposes of establishing a quorum for the meeting.

How do I vote?

        The persons named in the enclosed form of proxy are officers and directors of the Company. If you want to appoint some other person to serve as your "proxy" to cast your vote at the meeting, you may do so and the person need not be a shareholder. If you wish to do so, you should insert the other person's name in the blank space provided in the enclosed form of proxy. The completed and executed proxy must be received at the office of the Company or the Company's transfer agent, Equity Financial Trust Company, indicated on the enclosed envelope no later than 10:00 a.m. (Mountain Time) on May 4, 2012, or no later than 48 hours (excluding Saturdays, Sundays and holidays) before the time of any adjourned meeting.

 By Mail

        Be sure to complete, sign and date the proxy card and return it to Equity Financial Trust Company in the envelope provided (or to us) by 10:00 a.m. (Mountain Time) on May 4, 2012. If you are a shareholder and you return your signed proxy card but do not indicate your voting preferences, the persons named in the proxy card will vote the shares represented by that proxy as recommended by our Board of Directors.

By Telephone or on the Internet

        Instructions are included with the proxy card that indicate whether the way your shares are held permits you to vote by telephone or over the Internet and how to vote using such alternate means.

In Person at the Annual Meeting

        All shareholders may vote in person at the annual meeting. You may also be represented by another person at the annual meeting by executing a proper proxy designating that person, as described above. "Street name" shareholders who wish to vote at the meeting will need to obtain a legal proxy form from the institution that holds their shares. If you request a legal proxy, any previously executed proxy will be revoked, and your vote will not be counted unless you appear at the meeting and vote in person or legally appoint another proxy to vote on your behalf.

        Our Board of Directors has appointed Equity Financial Trust Company, our transfer agent and registrar, to serve as scrutineer to tabulate and certify the votes at the annual meeting. Morrow & Co., LLC has been retained as Proxy Solicitation and Information Agent. If you have further questions on how to vote, please contact Morrow & Co., LLC toll-free in North America at 1-877-658-1531 or outside of North America at 203-658-9400 or by email at tcm.info@morrowco.com, also located at the back of this proxy statement.

Can I change my vote after I return my proxy card?

        Yes. A proxy given pursuant to this solicitation may be revoked by an instrument in writing executed by a shareholder or by a shareholder's attorney authorized in writing (or, if the shareholder is a corporation, by a duly authorized officer or attorney) and deposited either at our principal office at 26 West Dry Creek Circle, Suite 810, Littleton, CO 80120, Attention: Secretary at any time up to and including the last business day preceding the day of the annual meeting or with the Chairman of the annual meeting on the day of the annual meeting or in any other manner permitted by law.

What are our Board of Directors' recommendations?

        Unless you give other instructions on your proxy card, or by telephone or on the Internet (as applicable), the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of our Board of Directors. Our Board of Directors' recommendation is set forth together with the description of each item in this proxy statement. In summary, our Board of Directors recommends a vote:

  •
  for election of the nominated slate of directors (see Proposal 1);

  •
  for the appointment of KPMG LLP as our independent registered public accounting firm from their engagement through the next annual meeting of shareholders and to authorize the directors to fix their remuneration (see Proposal 2); and

  •
  for the approval, on an advisory basis, of the compensation of our named executive officers as disclosed in this proxy statement (see Proposal 3).

        With respect to any other matter that properly comes before the annual meeting, the proxy holders will vote as recommended by our Board of Directors or, if no recommendation is given, in their own discretion.

What vote is required to approve each item?

        Proposal 1.    The seven nominees for director receiving the highest number of "for" votes cast in person or by proxy at the annual meeting will be elected. In accordance with our Board of Directors' Voting Policy, our Board of Directors will nominate for election or re-election as a director in uncontested elections only candidates who agree to tender, promptly following their failure to receive more votes in favor than withheld for election or re-election at the next meeting at which they would face election or re-election, an irrevocable resignation that will be effective upon acceptance by our Board of Directors. In addition, our Board of Directors will fill director vacancies and new directorships only with candidates who agree to tender the same form of resignation, promptly following their appointment to our Board of Directors. If the number of shares "withheld" with respect to an incumbent director exceeds the number of shares voted in favor of that nominee then, under the Board of Directors' Voting Policy, the nominee will be considered not to have received the support of shareholders (even though duly elected as a matter of corporate law). As soon as possible consistent with an orderly transition, but in any event within 90 days, following certification of the shareholder vote, our Board of Directors will accept the director's resignation.

        Under the NYSE rules, brokers do not have discretionary authority to vote shares with respect to the election of director nominees in an uncontested election without direction from the beneficial owner. Abstentions and, if applicable, broker non-votes, are not counted as votes "for" or "against" this proposal. Therefore, a broker non-vote will have no effect in determining whether Proposal 1 has been approved by the stockholders.

        Proposal 2.    The affirmative vote of the holders of a majority of the votes cast, either in person or by proxy, at the meeting will be required for the appointment of our independent registered public accounting firm, meaning the votes cast "for" must exceed the votes "withheld."

        Proposal 3.    The affirmative vote of the holders of a majority of the votes cast, either in person or by proxy, at the meeting will be required for the approval of the compensation of our named executive officers on advisory basis, meaning the votes "for" must exceed the votes "against."

        Under the NYSE rules, brokers do not have discretionary authority to vote shares with respect to this proposal without direction from the beneficial owner. Abstentions and, if applicable, broker non-votes, are not counted as votes "for" or "against" this proposal. Therefore, a broker non-vote will have no effect in determining whether Proposal 3 has been approved by the stockholders. Because your vote on this proposal is advisory, it will not be binding on us, the Board of Directors, or the Compensation and Governance Committee.

DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE

Directors

        The following paragraphs provide information about each of our director nominees and the attributes and skills that led our Board of Directors to the conclusion that he or she should serve as a director. We believe that all of our director nominees possess the highest personal and professional ethics, integrity and values. Each director has also demonstrated business acumen and an ability to exercise sound judgment and is committed to representing the long-term interests of our shareholders. Finally, we value our directors' significant experience on other public company boards of directors and board committees.

        Information about the number of shares of common stock beneficially owned by each director appears below under the heading "Security Ownership of Directors and Management." There are no family relationships among any of our director nominees and executive officers.

        Kevin Loughrey—Chairman, Chief Executive Officer and Director (61).    Mr. Loughrey is currently the Chairman of our Board of Directors and has been our Chief Executive Officer since December 1, 2006. In this capacity, Mr. Loughrey has overseen the activities of our Company since our acquisition of Thompson Creek Metals Company (now Thompson Creek Metals Company USA) in 2006. Under his leadership, we were listed on the New York Stock Exchange in November of 2007 and achieved record revenues of $1 billion in 2008. From 2005 until 2006, Mr. Loughrey served as the President of Thompson Creek Metals Company and, as such, was responsible for all of the Thompson Creek operations. From 1998 until 2005, he served as the Senior Vice President, General Counsel and Secretary of such company. Mr. Loughrey also served as the Senior Vice President and General Counsel for First Dynasty Mines Ltd. and Cyprus Minerals Company. Mr. Loughrey was responsible for complex legal matters including several major acquisitions, listing Cyprus on the New York Stock Exchange, and the 1993 merger of Cyprus with AMAX Inc. Mr. Loughrey has over 30 years of experience in the mining business. Mr. Loughrey holds a Bachelor of Arts from Colorado State University and a law degree from the University of Houston. We believe Mr. Loughrey's qualifications to sit on our Board of Directors include his CEO experience leading a large, international organization and his extensive knowledge of the mining industry.

        Timothy J. Haddon—Lead Director (63).    Mr. Haddon is currently the President, Chief Executive Officer, a director and 50% owner of International Natural Resource Management Co., a private company which invests in and provides consulting services to the mining industry. He has held those positions since 2002. He is also Chairman of the Board of Directors of Alacer Gold Corp., a gold mining company listed on the Toronto (the "TSX") and Australian (the "ASX") Stock Exchanges. He has been a director of that company (previously named Anatolia Minerals Development Limited) since September 1998 and Chairman from May 2003 to February 2011 and again since August 2011. Since April 2010, Mr. Haddon has also served as a director of International Tower Hill Mines Ltd. From August 2006 until September 2007, Mr. Haddon also served as a director of NewWest Gold Corporation, and, from October 2005 until May 2007, he served as director of Ascendant Cooper Corporation. He has served in the CEO role and as a director of publicly traded companies since June 1989. He holds a Bachelor of Science in Mining Engineering from the Colorado School of Mines. We believe Mr. Haddon's qualifications to sit on our Board of Directors include his CEO experience and his service with numerous public mining, development and exploration companies.

        Denis C. Arsenault—Director (56).    Mr. Arsenault has served as the Chief Financial Officer of Sulliden Gold Corporation Ltd. since November 2010. He has held a variety of senior financial positions in a range of sectors, including mining and resources, communications, truck trailer manufacturing and life sciences. Mr. Arsenault's experience includes chairing and serving on audit committees, compensation committees, governance committees and other special committees of various public and private companies. Mr. Arsenault currently serves as a member of the boards of directors of the following Canadian companies: Alliance Grain Traders Inc. (since 2004), MBAC Fertilizer Corp. (since 2009), Rockcliff Resources Inc. (since 2006) and Stonegate Agricom Ltd. (since 2008). From 2006 until 2009, Mr. Arsenault served as the Chief Financial Officer of Central Sun Mining Inc. (formerly Glencairn Gold Corporation). Prior thereto, from 2001 to 2006, he served as Vice President, Finance and Chief Financial Officer of Orbus Pharma Inc. Mr. Arsenault began his career with KPMG in 1981, later joining Maclean Hunter Ltd.'s Key Radio Limited. In 1985, he founded Wasserman Arsenault, Chartered Accountants, and in 1995, he became Vice President, Finance and Chief Financial Officer of Mond Industries (Trailmobile Canada Ltd.). Mr. Arsenault holds a Bachelor of Commerce from the University of Toronto. Mr. Arsenault is a Chartered Accountant with more than 27 years of experience. We believe Mr. Arsenault's qualifications to sit on our Board of Directors include his significant financial and accounting experience, including in the mining industry, and his extensive service on other boards. The Board of Directors has further determined that Mr. Arsenault has been an active contributing member of the Audit Committee, and his multiple board and audit committee memberships have not impaired his ability to effectively serve on the Board of Directors of the Company or any of its committees.

        Carol T. Banducci—Director (52).    Ms. Banducci is Executive Vice President and Chief Financial Officer of IAMGOLD Corporation. She joined IAMGOLD in July 2007 as Senior Vice President and Chief Financial Officer. She currently oversees all aspects of the finance and investor relations functions and previously assumed responsibility for information technology. IAMGOLD is a mid-tier gold mining company listed on the NYSE and the TSX. From November 2005 through June 2007, Ms. Banducci was Vice President, Financial Operations and a director (from 2006 to 2007) of Royal Group Technologies, where she led comprehensive integration, restructuring and cost improvement initiatives. From January 2009 to August 2010, Ms. Banducci was a director of Euro Ressources SA, a French company focused on precious metal royalties listed on the Euronext in Paris. Ms. Banducci was engaged as a consultant from 2004 through October 2005, where she used her extensive financial experience and advised companies on their restructuring needs. Prior to 2004, Ms. Banducci was Vice President and Chief Financial Officer of Canadian General-Tower Limited, and held other senior level finance positions with the world's leading suppliers of explosives and blasting technology, including Vice President and Chief Financial Officer of Orica Explosives North America; Vice President, Finance and Information Technology and Chief Financial Officer of ICI Explosives Canada & Latin America; International Controller of ICI International Explosives; and Treasurer of ICI Canada Inc. Ms. Banducci has extensive finance experience in statutory and management reporting, audit, forecasts, capital programs, treasury, tax, acquisitions and divestments, pension fund management, insurance and information technology. She holds a Bachelor of Commerce degree from the University of Toronto. We believe Ms. Banducci's qualifications to sit on our Board of Directors include her more than 20 years of financial management and strategic leadership experience with leading global companies, including other mining companies.

        James L. Freer—Director (64).    Mr. Freer currently serves on the board of directors of Wheelz, Inc., a privately-held car sharing enterprise based in California. Mr. Freer retired in June 2008 from Ernst & Young LLP, one of the largest global audit and accounting firms, after serving as a Certified Public Accountant in various positions for 38 years, during which time he was the lead audit partner for a significant mining company. At Ernst & Young, Mr. Freer was Managing Partner of the Pacific Southwest Area (Los Angeles) from 1995 to 2000 and the Northwest Area (Seattle) from 1991 to 1995. From 2000 until his retirement, Mr. Freer was one of 20 members on the Ernst & Young Americas Executive Board in New York, which is responsible for governance and strategy, and one of 12 members of the Americas Operations Committee. He also served as Americas Vice-Chair with lead responsibility for all aspects of the firm's people focus on its 35,000 people, including compensation, technical and other training, policies, culture, retention and development. Mr. Freer holds a Bachelor of Science in Business Administration from Central Washington University. We believe Mr. Freer's qualifications to sit on our Board of Directors include his significant financial, accounting and management experience.

        James P. Geyer—Director (59).    Mr. Geyer is Vice President North America of Stonegate Agricom Ltd., a TSX listed mineral development company, and President of its wholly-owned subsidiary Paris Hills Agricom Inc. Mr. Geyer originally joined Stonegate in September 2010. From February 1997 to August 2010, he was Senior Vice President of Gold Reserve Inc. He has been a director of Gold Reserve Inc. since February 1997. From 1987 to 1997, he held various management and operations positions with Pegasus Gold Corporation, the latest being Vice President, Operations. From 1975 to 1987, he held various positions with AMAX Inc. Mr. Geyer holds a Bachelor of Science in Mining Engineering from the Colorado School of Mines. Mr. Geyer has 38 years of experience in the mining business. We believe Mr. Geyer's qualifications to sit on our Board of Directors include his extensive experience in the mining industry and his service as an executive officer and director for a public mineral development company.

        Thomas J. O'Neil—Director (71).    Mr. O'Neil has served as a director of Luna Gold Corp. since 2008. Mr. O'Neil was, from 2003 until October 2008, a director of Fording Inc. and has served in senior executive positions at major mining companies including Cleveland-Cliffs Inc., where he was President and Chief Operating Officer from 2000 to 2003, Executive Vice President, Operations from 1994 to 1999 and Senior Vice President, Technical from 1991 to 1994. From 1985 to 1991, he served in senior positions with Cyprus Minerals Company, including: Copperstone Project Manager, Cyprus Gold; Vice President, Cyprus Gold Australia; Vice President and General Manager, Cyprus Sierrita; and Vice President, Engineering and Development, Cyprus Copper. From 1981 to 1985, he was Manager, New Business Development, Amoco Metals Company. Mr. O'Neil obtained a Ph.D. in Mining Engineering with a minor in Finance from the University of Arizona in 1972 and subsequently was a Professor and Head of the University's Department of Mining and Geological Engineering. While on the faculty of the University of Arizona, he consulted for a wide variety of clients, including the mining industry, U.S. Government and Native American tribes on taxation, royalties and mine evaluation. We believe Mr. O'Neil's qualifications to sit on our Board of Directors include his extensive experience in the mining industry and his service with other mining companies.

Executive Officers

        The following sets forth certain information regarding our executive officers. Information pertaining to Mr. Loughrey, who is both a director and an executive officer, may be found above under "Directors."

        S. Scott Shellhaas—President and Chief Operating Officer (64).    Mr. Shellhaas joined the Company as Vice President and Chief Operating Officer on August 10, 2009, and was appointed President on May 23, 2011. He has over 25 years of international executive management and operating experience within the mining industry. Mr. Shellhaas' mining career started with Cyprus Amax Minerals Company where he was a managing attorney from 1982 to 1989. He subsequently served in operating positions, including: President of Cyprus Australia Gold Company (1989-1991), a gold and copper producer in Australia; President of Cyprus Northshore Mining Company (1991-1994), an iron ore producer in Minnesota; President of Cyprus Foote Mineral Company (1993-1996), an international lithium producer operating in Chile and the United States; and President and Chief Operating Officer of Amax Gold Inc. (1996-1998), a publicly traded global gold producer. From 1998 to 2000, he was President of Cyprus Australia Coal Company, a coal producer in Australia, and Chairman and Chief Executive Officer of Oakbridge Proprietary Ltd., an associated coal producing and marketing joint venture and consortium. From 2000 to 2007, Mr. Shellhaas was the CEO designate for venture capital development projects involving coal, iron and steel producers within the United States. He then was Vice President of Richmond, Virginia-based Imagin Natural Resources, a start-up natural resource company focusing on the acquisition and operation of coal assets. After leaving Imagin in 2008, he provided executive management consulting services to natural resource and energy companies. Mr. Shellhaas has a Bachelor of Arts in Economics from the University of North Carolina-Chapel Hill and a Juris Doctor with Honors from the University of Wyoming School of Law.

        Pamela L. Saxton—Executive Vice President and Chief Financial Officer (59).    Ms. Saxton joined the Company on August 4, 2008 and became Chief Financial Officer and Vice President, Finance on October 16, 2008. Ms. Saxton was promoted to Executive Vice President and Chief Financial Officer on August 5, 2011. Ms. Saxton has over 30 years of domestic and international finance and accounting experience within and outside the mining industry. She was previously Vice President, Finance—U.S. Operations for Franco-Nevada U.S. Corporation. Prior to joining Franco-Nevada in 2007, Ms. Saxton was the Vice President and Chief Financial Officer of Colorado-based NewWest Gold Corporation. From 2004 to 2006, she was with First Data Corporation as Vice President and Controller, Payments Division. Ms. Saxton also served as Vice President Finance, Corporate Controller and Chief Accounting Officer of J.D. Edwards & Company in Denver from 1994 to 2003. Prior to that, she was Vice President and Controller of Amax Gold, Inc. and Assistant Controller of Cyprus Amax Minerals Company from 1987 to 1994. Ms. Saxton holds a Bachelor of Science in Accounting from the University of Colorado in Boulder. She is a member and past Chair of the Board for the Colorado Association of Commerce and Industry.

        Mark Wilson—Executive Vice President and Chief Commercial Officer (57).    Mr. Wilson joined the Company in 2005 and became Vice President, Sales and Marketing in 2006. Mr. Wilson was promoted to Executive Vice President and Chief Commercial Officer on August 5, 2011. Having worked for more than 25 years in the mining industry, Mr. Wilson has extensive experience in marketing, business development and finance. Prior to joining Thompson Creek, he consulted for Climax Molybdenum Company on new product development (2001-2002) and served as President, Chief Executive Officer and Chief Financial Officer for Goldbelt Resources Ltd., a Canadian public company focused on mineral exploration in Kazakhstan (1996-1999). From 1981 to 1996, he was employed by Cyprus Amax Minerals Company in increasingly responsible roles including Vice President of Business Development and Manager of Molybdenum Marketing. Mr. Wilson holds a B.S. in Geology and Geophysics from Yale University and a M.A. in Law and Diplomacy from the Fletcher School of Law and Diplomacy.

        Wendy Cassity—Vice President, General Counsel and Secretary (37).    Ms. Cassity was appointed Vice President, General Counsel and Secretary of the Corporation in 2010. She has 10 years of outside counsel experience representing public and private clients both domestic and international. Prior to joining the Company, she served as a consultant in private practice in 2010, as a Partner and Corporate Associate at McDermott, Will & Emery LLP from 2004 to 2009 and as a Corporate Associate at Cravath, Swaine & Moore LLP from 2000 to 2004. Her areas of expertise include contract structuring and negotiation, securities law, finance and mergers and acquisitions. Ms. Cassity earned her undergraduate degree from the University of Arizona and her law degree from the Columbia University School of Law.

Role and Composition of our Board of Directors

        General.    Although our Board of Directors does not have responsibility for our day-to-day management, our Board of Directors fulfills its mandate directly and through its committees at regularly scheduled meetings or as required. Frequency of meetings may be increased and the nature of the agenda items may be changed depending upon the state of our affairs and in light of opportunities or risks which we face. The directors are kept informed of our operations at these meetings, as well as through reports and discussions with management on matters within their particular areas of expertise.

        Independence of our Board of Directors.    Our Board of Directors consists of a majority of independent directors. Under the rules of the NYSE, our Board of Directors is required to affirmatively determine the independence of each director based on the absence of any material relationship between us and the director. These determinations are required to be disclosed in this proxy statement. Our Board of Directors has established board guidelines to assist it in making these determinations. These board guidelines include all elements of the rules of the NYSE on this subject. For relationships between us and a director not covered by the guidelines, the determination of independence is made by the other members of our Board of Directors who are independent. Members of our Audit and Compensation and Governance Committees must meet all applicable independence tests of the NYSE, SEC and the Internal Revenue Service. Currently, all four of our board committees are comprised entirely of independent directors.

        Based on our guidelines, our Board of Directors, at its meeting on February 24, 2012, determined that Messrs. Arsenault, Freer, Geyer, Haddon, O'Neil and Ms. Banducci are independent of our Company and our management. Mr. Loughrey is not independent as he is an officer of our Company.

        To facilitate the functioning of our Board of Directors independently of management, we have implemented the following structures and processes:

  •
  there are no current or former members of management on our Board of Directors other than Mr. Loughrey, our Chairman and Chief Executive Officer;

  •
  when appropriate, members of management, including our Chairman and Chief Executive Officer, are not present for the discussion and determination of certain matters at meetings of our Board of Directors;

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  under our Articles of Continuance, any two directors may call a meeting of the Board of Directors;

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  our Chairman and Chief Executive Officer's compensation is considered, in his absence, by the Compensation and Governance Committee at least once a year and approved by our Board of Directors in an executive session; and

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  in addition to the standing committees of our Board of Directors, independent committees are appointed from time to time, when appropriate.

        Mandate of our Board of Directors.    The mandate of our Board of Directors is to supervise the management of our business and affairs and to act with a view towards our best interests, including managing our assets and promoting growth for the benefit of our shareholders. In discharging its mandate, our Board of Directors is responsible for the oversight and review of the development of, among other things, the following matters:

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  the assignment to the various committees of directors the general responsibility for developing our approach to (i) corporate governance issues; (ii) financial reporting and internal controls; (iii) issues relating to compensation of officers and employees; and (iv) environmental, health and safety issues;

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  approving disclosure and securities compliance policies, including our communications policies;

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  continuing evaluation of the performance of our Chairman and Chief Executive Officer and other executives and ensuring successful management succession;

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  overseeing management's management of enterprise risk; and

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  with the assistance of our Compensation and Governance Committee:

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  reviewing the composition of our Board of Directors and establishing its independence criteria;

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  assessing, at least annually, the effectiveness of our Board of Directors as a whole, the committees of our Board of Directors and the contribution of individual directors, including, consideration of the appropriate size of our Board of Directors;

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  ensuring that an appropriate review selection process for new nominees to our Board of Directors is in place; and

  •
  ensuring that an appropriate comprehensive orientation and education program for new members of our Board of Directors and ongoing education for all directors is in place.

        Our Board of Directors discharges its responsibilities directly and through its committees, currently consisting of the Audit Committee, the Compensation and Governance Committee, the Environment, Health and Safety Committee and the Transactions Committee. From time to time, the Board forms ad hoc committees for special purposes.

        A copy of the Charter of our Board of Directors and our Board Guidelines, which, together set out the Board's mandate, its responsibilities and the duties of its members, can be found on our website at www.thompsoncreekmetals.com.

        Board Leadership.    Our Chairman and Chief Executive Officer, Mr. Loughrey, is not an independent director. Our Chairman chairs the meetings of our Board of Directors and shareholders.

        The Chairman of the Board of Directors position demands an individual with strong leadership skills and a comprehensive knowledge of our Company. Our Board of Directors believes it should appoint the best person for the job in this position, regardless of whether such person is someone who is currently serving, or has previously served, as one of our executive officers. Our Board of Directors reaffirms Mr. Loughrey's position as the Chairman of the Board of Directors on an annual basis.

        Our Board of Directors believes that our current leadership structure and composition of our Board of Directors protect shareholder interests and provide adequate independent oversight, while also providing outstanding leadership and direction for our Board of Directors and management. More than a majority of our current directors are "independent" under NYSE standards, as more fully described above. The independent directors meet separately in an executive session from our management at each Board of Directors meeting and are very active in the oversight of our Company. Each independent director has the ability to add items to the agenda for Board of Directors meetings or raise subjects for discussion that are not on the agenda for that meeting. In addition, our Board of Directors and each committee of our Board of Directors has complete and open access to any member of management and the authority to retain independent legal, financial and other advisors as they deem appropriate.

        Our Board of Directors believes that it is in the best interests of our Company and our shareholders to continue to have Mr. Loughrey, our Chief Executive Officer, also serve as Chairman of our Board of Directors. The current leadership model, when combined with the functioning of the independent director component of our Board of Directors and Mr. Haddon's service as Lead Director (as described below), as well as our overall corporate governance structure, creates an appropriate balance between strong and consistent leadership and independent oversight of our business.

        Lead Director.    Since December 2007, Mr. Haddon has served as our Lead Director to assist our Chairman in managing the affairs of our Board of Directors, including ensuring our Board of Directors is organized properly, functions effectively and meets its obligations and responsibilities. The Lead Director plays a leading role with respect to governance. His responsibilities include, without limitation, ensuring that our Board of Directors works together as a cohesive team with open communication and ensuring that a process is in place by which the effectiveness of our Board of Directors, its committees and its individual directors can be evaluated on a regular basis. To this end, the Lead Director facilitates annual assessments of the performance of the Board of Directors, committees and individual directors, and reports to the Compensation and Governance Committee and the Board of Directors on the results of this assessment process. The Lead Director also acts as the primary internal spokesperson for our Board of Directors, ensuring that management is aware of concerns of our Board of Directors, shareholders, other stakeholders and the public and, in addition, ensuring that management strategies, plans and performance are appropriately represented to our Board of Directors. The Lead Director's role also includes presiding at executive sessions of the non-management directors. Executive sessions are held at each scheduled Board meeting and if requested by a director. Finally, the Lead Director recommends changes to the Board of Directors' guidelines, the committees and individual director effectiveness and performs such other functions and responsibilities as requested by our Board of Directors from time to time.

        Board of Directors' Role in Risk Oversight.    Management of risk is the direct responsibility of the our Chief Executive Officer and the senior leadership team. The Board of Directors has oversight responsibility, focusing on the adequacy of the our risk mitigation processes and efforts. The Board administers its risk oversight function directly and through its committees. The Board has primary responsibility for overseeing our risk management. It fulfills this obligation by regularly reviewing with management the risks inherent to our business and to our business strategy, their potential impacts on us, and our risk management decisions, practices, and activities (both short-term and long-term). In addition to an ongoing compliance program, the Board encourages management to promote a corporate culture that understands risk management and incorporates it into the overall corporate strategy and day-to-day business operations.

        While the Board has primary responsibility for overseeing risk management, each of the Board committees also considers risk within its area of responsibility. The Audit Committee regularly reviews and discusses with management, the independent auditor and the internal audit function the Company's financial risk exposures, and assesses the policies and processes management has implemented to monitor and control such exposures. The Compensation and Governance Committee assists in the oversight of risks related to human capital. The Compensation and Governance Committee regularly reviews and discusses such risks with management, including executive compensation risks, risks relating to compensation of employees generally, management succession risk and risks relating to the recruitment and retention of employees. The Environmental, Health and Safety Committee assists in the oversight of risks relating to the environment, health and safety. The Environmental, Health and Safety Committee reviews and discusses such risks with management and site personnel on a regular basis. The Transactions Committee assists in the oversight of risks related to potential corporate transactions.

        Attendance.    Our Board of Directors meets a minimum of four times per year, usually every quarter and following the annual meeting of shareholders. During the year ended December 31, 2011, our Board of Directors held nine (9) meetings. Each director attended 100% of the meetings held by our Board of Directors either in person or by phone, including the meetings held by the committees on which that director served as a member. All members of our Board of Directors are encouraged to attend our annual meeting of shareholders. All of our current directors attended our 2011 annual meeting of shareholders.

        Voting at Meetings.    Pursuant to our charter, matters to be voted on at any meeting of directors are to be decided by a majority of votes and, in the case of an equality of votes, our Chairman does not have a second or casting vote.

        Nomination of Directors.    Our Compensation and Governance Committee is responsible for identifying and recruiting new candidates for nomination to our Board of Directors. The process by which our Compensation and Governance Committee anticipates that it will identify new candidates is through the development of a long-term plan for Board composition that takes into consideration the following: (a) the independence of each director; (b) the competencies and skills our Board of Directors, as a whole, should possess, such as financial literacy, integrity and accountability; mining industry experience; the ability to engage in informed judgment; excellent governance, strategic business development, and communications skills; and the ability to work effectively as a team; (c) the current strengths, skills and experience represented by each director, as well as each director's personality and other qualities as they affect Board dynamics; and (d) the strategic direction of our Company.

        Board Assessments.    Our Board of Directors has an annual process to evaluate the effectiveness and functioning of our Board of Directors and its committees and each individual director's self-evaluation. Evaluation questionnaires are completed and returned to the Lead Director. The Lead Director reviews the completed questionnaires, discusses the comments with the directors and reports to our Compensation and Governance Committee and our Board of Directors on the evaluation process and the comments received in such questionnaires. These questionnaires are used to assess the effectiveness of our Board of Directors, the Chairman, the committees of our Board of Directors and the individual directors and to recommend any improvements in our Board of Directors and committee procedures.

        Orientation and Continuing Education.    Our Compensation and Governance Committee is responsible for ensuring that new directors are provided with an orientation and education program which includes written information about the duties and obligations of directors, our business and operations, documents from recent Board of Directors and committee meetings, and opportunities for meetings and discussion with senior management and other directors. Directors are expected to attend all scheduled Board of Directors and committee meetings in person, although attendance by telephone is permissible in appropriate circumstances. Directors are also expected to prepare thoroughly in advance of each meeting in order to actively participate in the deliberations and decisions.

        Our Board of Directors recognizes the importance of ongoing director education and the need for each director to take personal responsibility for this process. To facilitate ongoing education of our directors, our Board of Directors or our Compensation and Governance Committee will: (a) periodically canvas the directors to determine their training and education needs and interests; (b) arrange ongoing visitation by directors to our facilities and operations; (c) arrange the funding for the attendance of directors at seminars or conferences of interest and relevance to their position as a director of our Company; and (d) encourage and facilitate presentations by outside experts to our Board of Directors or committees on matters of particular importance or emerging significance.

Board Committees

        The standing committees of our Board of Directors include our Audit Committee, Compensation and Governance Committee, our Environment, Health and Safety Committee and our Transactions Committee. All of the committees are independent of management and report directly to our Board of Directors. From time to time, when appropriate, ad hoc committees may be formed by our Board of Directors.

        Audit Committee.    Our Audit Committee's members are James L. Freer (Chairman), Denis C. Arsenault, Carol T. Banducci and James P. Geyer. The Audit Committee's primary function is to assist the Board with the oversight of: (i) the integrity of the Company's financial statements, (ii) the Company's compliance with legal and regulatory requirements of a financial nature, (iii) the independent auditor's qualifications and independence, and (iv) the performance of the Company's internal audit function and independent auditors. The Audit Committee's primary duties and responsibilities include (i) overseeing the engagement of the independent auditor, (ii) overseeing attest engagements by the Company of other registered public accounting firms, (iii) overseeing the Company's internal controls and financial risk management, and (iv) overseeing the Company's financial reporting and auditing. We have appointed an outside consulting firm that reports directly to our Audit Committee to fulfill the internal audit function.

        Our Audit Committee held four (4) meetings during the fiscal year ended December 31, 2011. Our Board of Directors has determined that Messrs. Arsenault and Freer and Ms. Banducci meet the NYSE standard of having accounting or related financial management expertise and the SEC's definition of an "audit committee financial expert." Mr. Geyer also has financial management experience and is financially literate. Our Board of Directors has determined that each committee member meets the additional independence requirements for members of an audit committee in the NYSE rules and has approved Mr. Arsenault's simultaneous membership on the audit committees of more than three public companies. Our Board of Directors has adopted a written charter for the Audit Committee setting out the functions that this committee is to perform, which can be found on our website at www.thompsoncreekmetals.com.

        Compensation and Governance Committee.    Our Compensation and Governance Committee's members are Timothy J. Haddon (Chairman), Denis C. Arsenault and Thomas J. O'Neil. Our Compensation and Governance Committee's primary duties and responsibilities include (i) reviewing, approving and recommending to our Board of Directors the base salary, bonus, equity and other benefits, direct or indirect, and any change of control packages for our Chief Executive Officer, reviewing and approving our Chief Executive Officer's compensation recommendations for the other members of the senior management team and recommending salary guidelines to our Board of Directors; (ii) administering our compensation plans, including equity plans, non-management directors' compensation and such other compensation plans or compensation arrangements as we adopt from time to time, (iii) reviewing and recommending to our Board of Directors the compensation of our Board of Directors, including annual retainer, meeting fees, equity awards and other benefits conferred upon our Board of Directors, (iv) researching and identifying trends in employment benefits, (v) establishing and periodically reviewing our policies in the area of management benefits and perquisites, (vi) providing periodic reports to our Board of Directors on compensation matters, (vii) reviewing our Compensation Discussion and Analysis to be included on an annual basis in our proxy statement, (viii) assessing, at least annually, the effectiveness of our Board of Directors as a whole, the committees of our Board of Directors and the contribution of individual members, (ix) assessing our Company's governance, (x) overseeing the process of nominations for appointment to our Board of Directors, including shareholder nominations, (xi) orientating new directors, (xii) overseeing the evaluation of the Board of Directors and management; (xiii) approving related person transactions, and (xiv) overseeing all matters relating to stockholder approval of executive compensation, including the frequency of such votes.

        From November 2008 until May 2011, the Compensation and Governance Committee utilized Radford, an Aon Hewitt Company, as its executive compensation consultant. Radford was hired directly by the Compensation and Governance Committee and has not provided any other services to the Company or our executive officers. A representative of Radford attended meetings of the Compensation and Governance Committee and made recommendations to the Committee with respect to the determination of an appropriate peer group, how the Committee should position our compensation in relation to these peers, optimum compensation mix, and proposed allocations among fixed and variable compensation. In addition, Radford provided advice regarding the design of the 2010 Long-Term Incentive Plan and the 2010 Employee Stock Purchase Plan that were approved at our 2010 annual meeting of shareholders. The Compensation and Governance Committee considered the information prepared by Radford, but all decisions regarding the compensation of our executive officers were made by the Committee independent of Radford. In May 2011, in light of the results of the Company's "say on pay" advisory vote, the Compensation and Governance Committee solicited requests for proposals from various executive compensation consultants. Based on a review of materials submitted in response to those requests for proposal and interviews conducted with select candidates, the Committee elected to engage Mercer (US) Inc., an international executive compensation firm, as its new independent executive compensation consultant. Neither Mercer nor any of its affiliates has provided any other services to the Company. The Compensation and Governance Committee periodically seeks input from Mercer on a range of external market factors, including evolving compensation trends, appropriate peer companies and market survey data. Mercer also provides general observations on the Company's compensation program.

        Our Compensation and Governance Committee is comprised entirely of non-employee directors as such term is defined under Rule 16b-3 of the Securities Exchange Act of 1934, as amended, or the Exchange Act, or any successor provision, and "outside directors," as such term is defined under Section 162(m) of the Internal Revenue Code of 1986, or the Code, or any successor provision. During the fiscal year ended December 31, 2011, our Compensation and Governance Committee met five (5) times. Our Board of Directors has adopted a written charter for the Committee setting out the functions that the Committee is to perform, which can be found on our website at www.thompsoncreekmetals.com.

        As part of its oversight of our compensation programs, our Compensation and Governance Committee analyzes the impact of our compensation programs and the incentives created by the compensation awards that it administers, on our risk profile. In addition, our Compensation and Governance Committee reviews all of our compensation policies and procedures, including the incentives that they create and factors that may reduce the likelihood of risk taking, to determine whether they encourage unnecessary or excessive risk taking and has concluded that they do not. The Committee also reviewed the Company's compensation programs for employees generally and has concluded that these programs do not create risks that are reasonably likely to have a material adverse effect on the Company. See below under "Compensation Discussion and Analysis—Other Aspects of Our Compensation Program; Risk Management Considerations" for more details regarding the Committee's analysis of how our compensation program is designed to promote the creation of long-term value and thereby discourage behavior that leads to excessive risk.

        Our Compensation and Governance Committee has adopted a set of criteria describing the qualities and characteristics that are sought for our Board of Directors as a whole in order to maintain the composition of the Board of Directors in a way that provides the best mix of skills and experience to guide our long-term strategy and business operations, to ensure that the experience and independence requirements of the Board's committees can be met and that the directors have key common characteristics required for effective Board participation. Our Compensation and Governance Committee does not give these criteria any specific weight, and they are not equally applicable to all nominees. These criteria include the candidate's integrity, ethics, expertise, values, commitment, willingness and the ability to act in the interests of all shareholders. In addition, our Board of Directors has specified that the value of diversity on our Board of Directors should be considered by our Compensation and Governance Committee in the director identification and nomination process. We seek nominees with a broad diversity of experience, professions, background, skills and personal characteristics. Our Compensation and Governance Committee may also, from time to time, identify particular characteristics to look for in a candidate in order to balance the skills and characteristics of our Board of Directors. Our Compensation and Governance Committee may modify these criteria, from time to time, and adopt special criteria to attract exceptional candidates to meet our specific needs.

        Our Compensation and Governance Committee will consider recommendations from shareholders of potential candidates for nomination as director. Recommendations should be made in writing, including the candidate's written consent to be nominated and to serve, and sufficient background information on the candidates to enable our Compensation and Governance Committee to properly assess the candidate's qualifications. Recommendations should be addressed to our Corporate Secretary at our principal office. The process for evaluating potential candidates recommended by shareholders and derived from other sources is substantially the same.

        Environmental, Health and Safety Committee.    Our Environment, Health and Safety Committee's members are Thomas J. O'Neil (Chairman), James P. Geyer and Timothy J. Haddon. The purposes of our Environment, Health and Safety Committee are to assist our Board of Directors in its oversight of environment, health and safety matters, including monitoring the implementation and management of our policies, procedures and practices relating to environment, health and safety matters. In particular, our Environment, Health and Safety Committee's authorities and responsibilities include (i) reviewing and monitoring our environmental, safety and health policies and activities on behalf of our Board of Directors to ensure that we are in compliance with appropriate laws, regulations and legislation, (ii) ensuring that management communicates to our employees, consultants and contractors the importance of developing a culture of environmental responsibility and an awareness of the importance of health and safety, (iii) assisting our management in developing and implementing environmental performance procedures, policies and standards that can be used to provide a continual measure of environmental performance and continuous environmental improvement of our Company, (iv) monitoring compliance with legal requirements and internal targets, as well as communicate demonstrated commitment to the environment to shareholders and stakeholders, including all of our employees, consultants and contractors, (v) assisting our management in implementing an environmental compliance audit program, requesting and obtaining from management periodic status reports on such program and providing feedback on necessary improvements to the program, (vi) assisting our management in implementing appropriate environment, health and safety programs and requesting and obtaining from management periodic reports on such programs, (vii) reporting regularly to our Board of Directors, and (viii) encouraging and monitoring sustainability efforts. Our Environment, Health and Safety Committee held three (3) meetings during the fiscal year ended December 31, 2011. Our Board of Directors has adopted a written charter for the Committee setting out the functions that this committee is to perform, which can be found on our website at www.thompsoncreekmetals.com.

        Transactions Committee.    Our Transactions Committee members are Timothy J. Haddon, James L. Freer and James P. Geyer. The primary function of the Transactions Committee is to assist the Board of Directors in carrying out its oversight responsibilities relating to potential mergers, acquisitions, divestitures and other strategic transactions outside the ordinary course of business. In particular, our Transactions Committee's authorities and responsibilities include (i) reviewing and providing guidance with respect to the Company's strategies for corporate transactions; (ii) assisting with the identification of transaction opportunities; (iii) assisting with review of proposals made by management; (iv) making recommendations as to proposed transactions; and (v) reviewing periodic reports from management on completed transactions. Our Transactions Committee held one (1) meeting during the fiscal year ended December 31, 2011. Our Board of Directors has adopted a written charter for the Committee setting out the functions that this committee is to perform, which can be found on our website at www.thompsoncreekmetals.com.

Communications with Directors

        Any shareholder or interested party wishing to communicate with our Lead Director or any of our non-management directors regarding the Company may write to the director in care of Wendy Cassity, Vice President, General Counsel and Secretary, Thompson Creek Metals Company Inc., 26 West Dry Creek Circle, Suite 810, Littleton, Colorado 80120. The Secretary will forward any such communications to the directors in accordance with the shareholder communications policy approved by the independent directors.

Corporate Governance Policies and Procedures

        We have spent a considerable amount of time and effort reviewing and enhancing our corporate governance policies and practices. This includes comparing our current policies and practices to policies and practices suggested by various groups or authorities active in corporate governance and practices of other public companies. Based upon this review, we periodically adopt certain changes that our Board of Directors believes are the best corporate governance policies and practices for us. We also adopt changes, as appropriate, to comply with any rule changes made by the SEC, the NYSE and the TSX. We believe that our current policies and procedures form the foundation for an open relationship among colleagues that contributes to good business conduct, as well as the high integrity level of our employees.

        Code of Ethics and Business Practices.    We have adopted a Code of Ethics and Business Practices (or the Code of Ethics) for our directors, officers and employees. Our Board of Directors has responsibility for monitoring compliance with the Code of Ethics by ensuring all directors, officers and employees receive and become thoroughly familiar with the Code of Ethics and acknowledge their support and understanding of the Code of Ethics. We encourage our employees to report any non-compliance with the Code of Ethics to a supervisor, designated management representatives, or our General Counsel. We have also established a telephone hotline so that our employees may report non-compliance with our Code of Ethics on a confidential and anonymous basis, as described in more detail below under "Whistleblower Policy." A copy of the Code of Ethics may be accessed on our website at www.thompsoncreekmetals.com.

        The Code of Ethics is intended to document the principles of conduct and ethics to be followed by our Company and our employees, officers and directors. Its purpose is to promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest. All employees, officers and directors are also required to adhere to our other policies, which may be adopted relating to disclosure and insider trading.

        Voting on Directors.    In accordance with our Board of Directors' Voting Policy, our Board of Directors will nominate for election or re-election as a director in uncontested elections only candidates who agree to tender, promptly following their failure to receive the required vote for election or re-election at the next meeting at which they would face election or re-election, an irrevocable resignation that will be effective upon acceptance by our Board of Directors. In addition, our Board of Directors will fill director vacancies and new directorships only with candidates who agree to tender the same form of resignation, promptly following their appointment to our Board of Directors.

        If the number of shares "withheld" with respect to an incumbent director exceeds the number of shares voted in favor of that nominee, then, under the Board of Directors' Voting Policy the nominee will be considered not to have received the support of shareholders (even though duly elected as a matter of corporate law). As soon as possible consistent with an orderly transition, but in any event within 90 days, following certification of the shareholder vote, our Board of Directors will accept the director's resignation.

        Subject to any corporate law restrictions, the Board of Directors may leave the resultant vacancy unfilled until the next annual general meeting. It may also fill the vacancy through the appointment of a new director or it may call a special meeting of shareholders at which there will be presented nominee(s) to fill the vacant position or positions.

        The Board of Directors' Voting Policy does not apply in the case of a contested election (where nominees other than the slate supported by the Board of Directors have been proposed).

        Related Person Transactions.    Our Board of Directors has adopted a policy on Related Person Transactions, which sets forth policies and procedures governing the review, and when required pursuant to the policy, the approval or ratification of related person transactions by the disinterested directors or our Compensation and Governance Committee. The policy defines a "related person transaction" as any transaction, arrangement or relationship or series of similar transactions, arrangements or relationships (including any indebtedness or guarantee of indebtedness) in which: (i) the aggregate amount involved will or may be expected to exceed $120,000 in any fiscal year, (ii) the Company is a participant, and (iii) any Related Person has or will have a direct or indirect interest (other than solely as a result of being a director or a less than 10 percent beneficial owner of another entity). A "Related Person" is any (a) person who is or was (since the beginning of the last fiscal year for which the Company has filed a Form 10-K and proxy statement, even if they do not currently serve in that role) an executive officer, director or nominee for election as a director, (b) greater than 5 percent beneficial owner of the Company's common stock, or (c) immediate family member of any of the foregoing. Immediate family member includes a person's spouse, parents, stepparents, children, stepchildren, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, and brothers- and sisters-in-law and anyone residing in such person's home (other than a tenant or employee). Our Compensation and Governance Committee may approve only those related person transactions that are determined to be in, or not inconsistent with, the best interests of our Company and our shareholders, taking into account all available facts and circumstances as our Compensation and Governance Committee determines in good faith to be necessary. These facts and circumstances will typically include, but not be limited to: the benefits of the transaction to the Company; the impact on a director's independence in the event the related person is a director, an immediate family member of a director or an entity in which a director is a partner, shareholder or executive officer; the availability of other sources for comparable products or services; the terms of the transaction; and the terms of comparable transactions that would be available to unrelated third parties or to employees generally. Details of our policy and procedures can be found in our Code of Ethics and Compensation and Governance Committee charter.

        Whistleblower Policy.    We have adopted a Whistleblower Policy which allows our directors, officers and employees who feel that a violation of the Code of Ethics has occurred, or who have concerns regarding financial statement disclosure issues, accounting, internal accounting controls, auditing or other matters, to report such violation or concerns on a confidential and anonymous basis by telephone to an independent reporting firm. All complaints or reports to such independent reporting firm are forwarded to the Chairman of the Audit Committee and the General Counsel of the Company. Such reporting may also be made to the Chairman of our Audit Committee in writing. Once received, our Audit Committee investigates each matter so reported and takes corrective and disciplinary action, if appropriate.

 Compensation and Governance Committee Interlocks and Insider Participation

        During the fiscal year ended December 31, 2011, our Compensation and Governance Committee consisted of Timothy J. Haddon, Denis C. Arsenault and Thomas J. O'Neil. None of our Compensation and Governance Committee members (i) has ever been an officer or employee of our Company, (ii) is or was a participant in a "related person" transaction in fiscal year 2011 (see the section entitled "Certain Relationships and Related Transactions" for a description of our Policy on Related Person Transactions) or (iii) is an executive officer of another entity at which one of our executive officers serves on the board of directors.

Director Compensation and Stock Ownership Guidelines

  Fiscal 2011 Non-Employee Director Compensation

        The table below summarizes the compensation earned by each of our directors (in U.S. dollars) for the fiscal year ended December 31, 2011.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	All Other Compensation ($)(2)	Total ($)
Denis C. Arsenault(3)	87,000	67,560	—	157,560
Carol T. Banducci(4)	76,500	67,560	—	144,060
James L. Freer(5)	107,500	67,560	—	175,060
James P. Geyer(6)	87,000	67,560	950	155,510
Timothy J. Haddon(7)	130,500	135,120	—	265,620
Thomas J. O'Neil(8)	92,500	67,560	—	160,060

(1)
These amounts do not represent the amounts actually paid to or realized by the directors for these awards during fiscal year 2011. These amounts represent the grant date fair value of option and stock awards made in 2011 computed in accordance with stock-based compensation accounting rules (FASB ASC Topic 718) for 2011. A discussion of the assumptions used in calculating the award values may be found in Note 15 to our 2011 audited financial statements in our Annual Report on Form 10-K for the year ended December 31, 2011 as filed with the SEC.

(2)
The amounts in this column reflect reimbursement made to Mr. Geyer in 2011 for his Canadian tax return preparation.

(3)
As of December 31, 2011, Mr. Arsenault held options to purchase 37,500 shares of our common stock and 16,000 RSUs.

(4)
As of December 31, 2011, Ms. Banducci held options to purchase 50,000 shares of our common stock (16,666 of which have not yet vested) and 16,000 RSUs.

(5)
As of December 31, 2011, Mr. Freer held options to purchase 304,375 shares of our common stock and 16,000 RSUs.

(6)
As of December 31, 2011, Mr. Geyer held options to purchase 79,375 shares of our common stock and 16,000 RSUs.

(7)
As of December 31, 2011, Mr. Haddon held options to purchase 89,375 shares of our common stock and 25,333 RSUs.

(8)
As of December 31, 2011, Mr. O'Neil held options to purchase 79,375 shares of our common stock and 16,000 RSUs.

        The Board meets annually to review the adequacy and form of directors' compensation. Each of our non-executive directors is entitled to receive an annual retainer fee of US$60,000, paid US$15,000 quarterly in arrears, and meeting fees of US$1,500 per Board of Directors or committee of the Board of Directors meeting attended. Each of our directors is entitled to reimbursement by us for all reasonable travel expenses incurred in connection with Board of Directors or committee meetings.

        The Chairman of the Audit Committee is entitled to receive an additional retainer of US$25,000 per year, and the Chairman of the Compensation and Governance Committee and the Chairman of the Environment, Health and Safety Committee are each entitled to receive an additional retainer of US$7,000 per year. In addition, our Lead Director is entitled to receive an additional retainer of US$35,000 per year. Each of our directors received stock options when he or she became a director, and for the past two years each has received an annual grant of restricted share units.

        Directors who are also our employees or employees of any of our affiliates do not receive any compensation for their services as a director. Accordingly, Mr. Loughrey is not compensated for his service as a director.

  Non-Employee Director Stock Ownership Guidelines

        Under our stock ownership guidelines, non-employee directors are required to accumulate within five years of election to the Board shares of our common stock equal in value to at least two times the amount of their annual cash retainer. Unvested restricted stock units are counted towards satisfaction of these minimum ownership requirements, but unexercised stock options and unvested performance share units are not.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

        This Compensation Discussion and Analysis is designed to provide our shareholders with an understanding of our executive compensation program and to discuss the compensation earned in 2011 by our named executive officers (the Chief Executive Officer, the Chief Financial Officer and the three other most highly compensated executive officers). For 2011, our named executive officers were:

  •
  Kevin Loughrey, Chairman, Chief Executive Officer and Director;

  •
  S. Scott Shellhaas, President and Chief Operating Officer;

  •
  Pamela L. Saxton, Executive Vice President and Chief Financial Officer;

  •
  Mark A. Wilson, Executive Vice President and Chief Commercial Officer; and

  •
  Wendy Cassity, Vice President, General Counsel and Secretary.

        To facilitate review and understanding of our executive compensation program, key information is highlighted in the Executive Summary below. More detailed information on the following topics follows the Executive Summary:

  •
  Compensation Philosophy

  •
  Alignment of our Compensation Components with our Philosophy

  •
  Compensation Mix

  •
  Compensation Review Process

  •
  2011 Compensation

  •
  Other Aspects of Our Compensation Program

EXECUTIVE SUMMARY

        We are a growing, diversified, North American mining company. In 2011, we were the fifth largest producer of molybdenum in the Western world, according to CRU International, and have substantial copper and gold reserves. Our principal producing properties are the Thompson Creek Mine, an open-pit molybdenum mine and concentrator in Idaho, a 75% joint venture interest in the Endako Mine, an open-pit molybdenum mine, concentrator and roaster in British Columbia and the Langeloth metallurgical facility in Pennsylvania. We are currently in the process of constructing and developing the Mt. Milligan project located in British Columbia, which has been designed to be a conventional truck-shovel open pit mine with a 66,000-ton per day copper flotation processing plant, with estimated average annual production of 81 million pounds of copper and 194,000 ounces of gold, each in concentrate, over the life of the mine.

        Our business is unique in that our revenue is currently dependent on the price of our single commodity, molybdenum. There are no other North American public companies whose revenues are derived exclusively from molybdenum. Our executive compensation program is tailored by the Compensation and Governance Committee for our Company and is designed to take into account both the significant volatility in the molybdenum market and our need to be competitive relative to the peer groups with whom we compete for executive talent. The companies with whom we compete for executive talent are generally more diversified and operate in commodities markets that are less volatile than the molybdenum market. Our executive compensation program is designed to attract, retain and motivate quality executives, to motivate our existing executives to work effectively to attain short- and long-term corporate and individual goals that are aligned with the interests of our shareholders, and to reward those executives when such objectives are met or exceeded. We believe that our emphasis on performance-based pay motivates and rewards long-term value creation for our shareholders. The following is a summary of the activities and processes undertaken by our Compensation and Governance Committee in determining executive compensation in 2011. A detailed discussion and explanation of our executive compensation program follows this summary.

2011 Company Performance Overview

        Despite the difficult global and economic environment and weaker than expected molybdenum prices in 2011, the Company's year-on-year performance was strong compared to 2010, with revenue increasing 12.5% to $669.1 million, driven primarily by an increase in molybdenum sold (up 8.5% over 2010 to 40.1 million pounds). However, as a result of higher operating expenses of $84.9 million (primarily the result of waste stripping activities at our Thompson Creek Mine, higher sales volumes, an increase in higher-cost third party molybdenum that was purchased, processed and sold, and lower-of cost-or market product inventory write-downs) and higher depreciation, depletion and amortization expenses of $17.2 million, the Company's earnings before taxes, as adjusted, for 2011 were 60.3% of the target set by the Board of Directors for the year. As a result, and as described in more detail below, the Compensation and Governance Committee awarded bonuses to our named executive officers that were 30-50% of their targeted levels.

Link Between Company Performance and Compensation

        As described above, the Compensation and Governance Committee has historically evaluated Company performance with reference to earnings before taxes, as adjusted, and has aligned the interests of our executives with our shareholders by awarding annual performance bonuses to our executive officers based on these results. The strong link between our named executive officers' pay and our performance is illustrated by the following graphs, which show the relationship between our named executive officers' total compensation, and our Company performance as measured by earnings before taxes, as adjusted, for fiscal years 2009, 2010 and 2011:

Mr. Loughrey	Other Named Executive Officers(1)

(1)
For 2009 and 2010 the amounts reflected in the tables above include payments made to the Company's former Chief Operating Officer and General Counsel, who were named executive officers for all or a portion of these years. The tables, however, do not include the $649,723 severance payment or the $24,981 housing allowance paid to the Company's former Chief Operating Officer in 2009 or the $521,789 severance payment and $14,231 for unused vacation paid to the Company's former General Counsel in 2010.

        We note the following key links between our executive pay and our performance in 2011:

  •
  the Compensation and Governance Committee awarded final bonuses to our executive officers that were 30-50% of their targeted levels due to the Company having achieved only 60.3% of targeted earnings before taxes;

  •
  performance share units awarded to certain of our executives in 2010 failed to vest in 2011 because the share price target underlying those awards was not achieved; and

  •
  the decline in our stock price led to a decrease in the value of certain executives' equity compensation (for example, 250,000 stock options held by our Chief Executive Officer expired unexercised in December 2011).

Summary of Compensation Structure for 2011

        Our executive compensation program is designed to align the interests of our executive officers with our shareholders. Our executive compensation program accomplishes this in part by increasing the proportion of at-risk compensation as an employee's level of responsibility increases. In 2011, performance-based variable incentives represented 60% of targeted total compensation for our Chief Executive Officer and 58% of targeted total compensation for our other named executive officers (as noted in the charts below) with long-term equity compensation representing 34% of targeted total compensation. The following charts show the percentage of targeted compensation awarded to Mr. Loughrey, and, collectively, to Mr. Shellhaas, Ms. Saxton, Mr. Wilson and Ms. Cassity, that is performance-based (performance-based bonus and equity awards) versus fixed (salary and other fixed compensation).

Mr. Loughrey	Other Named Executive Officers

        The actual percentage of total compensation that is composed of performance-based variable incentives for our named executive officers may be lower than the targeted market position, depending on the performance of the Company. For example, although performance-based variable incentives represented the largest component of targeted compensation for our named executive officers in 2011, fixed compensation constituted a larger percentage of actual total compensation than performance-based variable compensation because bonuses to our executive officers were 30-50% of their targeted levels due to the performance of the Company. The following charts show the actual mix of compensation for 2009, 2010 and 2011 that was awarded to our named executive officers for such years.

Mr. Loughrey	Other Named Executive Officers(1)

(1)
For 2009 and 2010 the amounts reflected in the tables above include payments made to the Company's former Chief Operating Officer and General Counsel, who were named executive officers for all or a portion of these years. The tables, however, do not include the $649,723 severance payment or the $24,981 housing allowance paid to the Company's former Chief Operating Officer in 2009 or the $521,789 severance payment and $14,231 for unused vacation paid to the Company's former General Counsel in 2010.

Summary of Compensation Decisions for Fiscal 2011

  •
  Named Executive Officer Merit Increases:  For fiscal 2011, all of our named executive officers with the exceptions of Mr. Shellhaas and Ms. Saxton received salary increases of between 3.3% and 4.0% of base salary. Mr. Shellhaas and Ms. Saxton received salary increases of approximately 13.5% and 14.6%, respectively, which included both a 3% merit increase and an additional increase to bring their salaries more in line with market data. Mr. Shellhaas also received a further salary increase of 17.1% in May 2011 as the result of his promotion to President of the Company and a significant increase in his responsibilities.

  •
  Fiscal 2011 Incentive Bonus Plan Payout:  For fiscal 2011, our named executive officers received only 30-50% of their respective target bonus payouts. This represented decreases in bonus from 2010 for our named executive officers of between 47-77% (with our Chief Executive Officer receiving a 77% decrease in his bonus payout in 2011 compared to 2010). The actual year-over-year change for each officer is set forth below in the table under "2011 Compensation—2011 Performance Based Cash Bonuses." The year-over-year decrease in performance bonus was primarily the result of the Company having achieved only 60.3% of targeted earnings before taxes, as adjusted.

  •
  Fiscal 2011 Equity Grants:  As part of their total compensation, our named executive officers also received grants of performance share units that vest in three equal annual installments on May 6, 2012, May 6, 2013 and May 6, 2014, based upon the market price for our common stock exceeding $11.94 on each vesting date.

Summary of Company Actions Following Say-on-Pay Vote

        At our 2011 annual shareholder meeting, our shareholders were given the opportunity to cast an advisory vote "for" or "against" the compensation of our named executive officers. On the advisory "say-on-pay" vote, approximately 64% of the votes cast voted in favor of our executive compensation and approximately 36% of the votes cast voted against.

        In the period of time following the meeting, the Compensation and Governance Committee has worked to evaluate and revise the Company's executive compensation program in light of the results of that advisory vote. In direct response to the results of last year's "say-on-pay" vote, the Company has taken the following actions:

  •
  Engaged with shareholders regarding executive compensation issues.  In direct response to the results of last year's "say-on-pay" vote, the Company discussed our executive compensation program with shareholders during in-person meetings and through individual correspondence. The input received from investors was communicated to the Compensation and Governance Committee and directly influenced the actions taken by the Company as described below.

  •
  Changed the performance metrics for PSUs granted to executives.  The PSUs granted in 2012 vest three years from the grant date based on the Company's achievement of objective targets relating to the Company's total shareholder return relative to the Russell 2000 Index during such three-year period (65% of the total PSUs granted) and the Company's success in replacing mineral reserves depleted during such three-year period (35% of the total PSUs granted). These new performance metrics are different than those underpinning the PSUs granted in 2010 and 2011, which vest based on the achievement of stock price targets over a three-year period. The Committee believes that performance targets based on relative total shareholder return and replacement of mined mineral reserves, rather than absolute share price which is greatly affected by the price of molybdenum, will more closely align the interests of our executive officers with our shareholders and encourage long-term value creation for the Company. The Committee intends to use similar performance metrics for future PSU grants to executives.

  •
  Changed the vesting period for PSUs granted to executives.  The PSUs granted in 2012 vest at the conclusion of a three-year period. This represents a change in our approach to vesting of PSU awards, as the PSUs granted to executives in 2010 and 2011 had the potential to vest ratably over a three-year period if specified share price targets were met. The Committee believes that providing for "cliff-vesting" of PSUs will more closely align the interests of our executive officers with our shareholders and encourage long-term value creation for the Company.

  •
  Changed the incentive bonus plan metrics for executives.  Under the 2012 Performance Bonus Plan recommended by the Compensation and Governance Committee and adopted by the Company's Board of Directors in February 2012, in order for our named executive officers to receive their target performance bonuses for 2012, the Company will be required to meet a mix of objective financial and operational targets. The targets relate to the following:

  •
  Earnings before taxes (as adjusted)

  •
  Molybdenum production

  •
  Cash costs per pound

  •
  Capital expenditures

  •
  Safety performance

    Eighty percent of the 2012 incentive bonus for our Chief Executive Officer will be tied to the achievement of targets in the above-listed areas, and 20% will be tied to individual goals reviewed and approved by our Board of Directors; for the other named executive officers, relative weighting will be 60%/40%. Our Chief Executive Officer has a greater percentage weight on Company financial and operational objectives due to his greater potential level of influence on Company performance.

    These performance metrics represent a significant change in our approach to incentive bonuses. In previous years, bonuses were tied to the achievement of a single financial target, earnings before taxes (adjusted), and further adjusted based on the executive's achievement of individual goals. The Committee believes that the new mix of performance metrics will link pay more closely to the executives' performance and the long-term interests of shareholders in the Company, as the single metric of earnings before taxes (adjusted) has historically been influenced in large measure by the price of our sole commodity, molybdenum, which price is outside of the control of our executives.

  •
  Changed the mix of equity based incentive compensation for executives.  Prior to 2012, none of our executive officers received grants of restricted share units. Under the 2012 Performance Bonus Plan, each of our executive officers will receive 75% of his or her total equity incentive grant in the form of PSUs and the remaining 25% in the form of RSUs which will vest ratably over a three-year period.

  •
  Changed the form of employment agreement for future executives.  In 2011, the Committee recommended, and the Board of Directors agreed, to revise the Company's standard form agreement for future executive officers to:

  •
  Include a finite term, as opposed to the indefinite term currently in the existing agreements; and

  •
  Revise the change-in-control provisions, so that the executive will only be entitled to a payment upon a termination of employment resulting from a change-in-control transaction (i.e., a "double trigger" for payment), as opposed to the existing arrangement (i.e., a "single modified trigger" for payment).

    The Committee believes the revision to include a finite term is important to provide the Company with the opportunity to renegotiate the terms of the agreement with future executives periodically based on performance and market conditions. In addition, while the Committee believes the change-in-control provisions in our existing executive employment agreements benefit the Company, the Committee recognizes that market practice has recently tended towards providing such benefits only where the change-in-control transaction actually results in the termination of employment.

  •
  Adopted stock ownership guidelines for our named executive officers.  In February 2012, the Committee recommended, and the Board agreed, to adopt stock ownership guidelines for our named executive officers. Under the guidelines, our Chief Executive Officer must maintain ownership of stock with an aggregate value equal to at least 300% of his base salary, and all other named executive officers must maintain ownership of stock with an aggregate value of at least 100% their respective base salaries. The Committee believes that these new guidelines will further align the interests of our executives with our shareholders. For further information about the new guidelines, see "Other Aspects of our Compensation Program—Stock Ownership Guidelines" herein.

        At our 2011 annual shareholder meeting, our shareholders were also given the opportunity to cast an advisory vote on how frequently we should seek a "say-on-pay" advisory vote. The most votes were cast in support of holding such vote annually. Our Board of Directors had recommended that this vote be conducted on an annual basis, and following the meeting, the Board approved a resolution to hold future advisory votes on the compensation of the Company's named executive officers every year until the next required shareholder advisory vote on the frequency of this item.

COMPENSATION PHILOSOPHY

        Our executive compensation philosophy is to create and implement policies that will attract and retain quality executives and motivate them to work effectively to attain short- and long-term corporate and individual goals that are aligned with the interests of our shareholders, and to reward those executives when such objectives are met or exceeded. Our policies are designed to address the significant volatility in the molybdenum market and to be competitive relative to the peer groups with whom we compete for executive talent. Our executive compensation program is designed to promote the creation of long-term shareholder value by:

  •
  tying a substantial portion of our executives' total compensation to measures of long-term performance that align with long-term shareholder value;

  •
  emphasizing equity and other performance based variable compensation; and

  •
  providing a competitive level of compensation that will attract and retain talented high-achievers.

ALIGNMENT OF OUR COMPENSATION COMPONENTS WITH OUR PHILOSOPHY

        Below is a summary of each of our compensation components, including the rationale for our use of each such component and a description of how each aligns with our compensation philosophy:

Short-Term Compensation

Element of Compensation	Summary and Purpose of Element
Base Salary	Salaries form an essential component of our compensation. They are the first base measure we use to evaluate whether our executive compensation remains competitive relative to the peer groups with whom we compete for executive talent. Base salaries are fixed and, therefore, not subject to uncertainty and are used as the base to determine other elements of compensation and benefits.
Annual Performance-Based Cash Incentives
Annual cash bonuses are a variable component of compensation designed to reward our executive officers for maximizing annual operating performance and individual goal attainment. Bonuses are distributed based on bonus target percentages chosen for each executive, and the achievement of specific financial, operational and/or individual goals. As reflected in the Summary Compensation Table below, there has been significant volatility in these bonus amounts, which amounts are closely correlated with our annual financial performance.

Long-Term Compensation

Element of Compensation	Summary and Purpose of Element
Performance Share Units	Performance Share Units (PSUs) are intended to create incentives for long-term performance and to further align the interests of executives with those of shareholders. Vesting of PSUs is tied to the achievement of long-term financial and/or operational Company goals.
Restricted Share Units
Restricted Share Units (RSUs) are intended to create incentives for performance and further align the interests of executives with those of shareholders. The RSU's value increases or decreases in relation to our stock price.
Options
Options grants are a variable component of compensation intended to reward our executive officers for their success in achieving sustained, long-term profitability and increases in stock value. Options grants are currently reserved for new hires and special awards.
Other Compensation
Retention arrangements for certain senior managers, including certain named executive officers, were established in 2004 by our predecessor company. These arrangements are described in more detail below under "Other Aspects of our Compensation Program; Retention Bonus Arrangements."

COMPENSATION MIX

        In order to align compensation with measures that correlate with the creation of long-term shareholder value and attract and retain high-caliber executives, we use a mix of the compensation components described above. While performance-based variable incentives are the largest component of targeted compensation for our named executive officers, the Compensation and Governance Committee also believes that a mix of incentives is most appropriate for the achievement of our overall philosophy. In order to balance swings in our revenue and profitability resulting from changes in the molybdenum market, we grant a mix of incentives including bonuses tied to the achievement of annual performance targets, PSUs tied to the achievement of long-term performance targets, RSUs and stock options. This balanced approach ensures that management is motivated to achieve financial performance goals even in periods of positive molybdenum price movement and that our compensation package will continue to motivate performance in down cycles.

COMPENSATION REVIEW PROCESS

Process for Evaluating Executive Officer Compensation

        Our Compensation and Governance Committee, in consultation with an independent executive compensation consultant, develops and approves the overall compensation package for our Chief Executive Officer and, with the additional assistance of our Chief Executive Officer, for each other named executive officer. Although objective criteria are reviewed, the Committee exercises its discretion in making decisions regarding executive compensation. We have a small group of executive officers, and the Committee's decisions regarding salary amounts, grant amounts (in the form of equity awards and percentage allocations under the annual incentive plan), and total compensation mix reflect the Committee's views as to the scope of responsibilities of our executive officers and the Committee's subjective assessment of their respective impacts on our overall success.

        For fiscal 2011, our Compensation and Governance Committee based its executive compensation decisions on a detailed review of many factors including the following:

  •
  the performance of our Company as a whole;

  •
  the role such executive officer played in such corporate performance;

  •
  the overall performance of such executive officer;

  •
  compensation levels of executives of comparative companies based on sector and market capitalization; and

  •
  our performance as compared to our peers.

Role of our Compensation Consultant

        To assist in its review and oversight of our executive compensation program, the Compensation and Governance Committee has retained and is advised by Mercer (US) Inc., a international executive compensation consulting firm. Mercer was hired directly by the Compensation and Governance Committee and neither Mercer nor any of its affiliates has provided any other services to the Company or our executive officers. For more information on Mercer's role as an advisor to the Compensation and Governance Committee, see the description of the Compensation and Governance Committee under "Committees of the Board."

Competitive Market Assessment

        In assessing executive compensation, the Compensation and Governance Committee reviews compensation levels at our peers and uses this information as a guide to market practice. We target base compensation levels between the 50th and 75th percentiles of our peers and total compensation including short- and long-term performance based initiatives based at the 75th percentile of our peers, in each case subject to discretionary adjustments based on individual skills, experience, contributions, performance, overall responsibility for Company performance, or other factors that the Committee may take into account that are relevant to the individual executive.

        We believe it is important to target our short- and long-term performance-based incentives at the 75th percentile of our peers because we are the only major North American public company whose revenues are derived exclusively from molybdenum and we compete for talent with companies that are more diversified and impacted less by the volatility of the molybdenum market. The average annual price as reported by Platts Metals Week for our primary product, molybdenum oxide, has fluctuated over the last ten years from a high of $40.00/pound to a low of $2.40/pound. The graph below shows the annual average prices for molybdenum since 2002:

        This significant variation in price has resulted in sizable swings in our revenue and profitability levels over recent years, resulting in losses at times. As there are no other major mining companies that derive substantially all their revenues from molybdenum, we compete for executive talent with companies that mine other commodities. It is important that we review our compensation against companies whose revenues are not exclusively derived from molybdenum in order to balance the swings in our revenue and profitability, to gauge if our compensation is competitive in the marketplace for our talent, and to ensure that our compensation is reasonable.

        Our Compensation and Governance Committee selects our peer group annually and bases its selection on market data and recommendations from its outside executive compensation consultant. Our peer group includes a group of publicly-traded mining companies of comparable size as determined by annual revenue and market capitalization, complexity and scope of operations, and that are based in Canada and/or the United States. The following table sets forth the comparative group the Committee used in the determination of our overall executive compensation for 2011:

Comparative Company	Annual Revenue FYE 2009 ($ millions)	Market Capitalization @ 10/14/10 ($ millions)	Corporate Headquarters Location
First Quantum Minerals Ltd.	$1,902.9	$6,662.7	Canada
Sherritt International Corporation	$1,473.4	$2,310.9	Canada
Inmet Mining Corporation	$981.1	$3,600.9	Canada
OM Group	$871.7	$1,018.9	USA
Lundin Mining Corporation	$746.0	$2,765.5	Canada
Centerra Gold	$685.5	$4,281.2	Canada
HudBay Minerals Inc.	$674.0	$2,493.4	Canada
Pan American Silver Corp.	$454.8	$3,298.1	Canada
RTI International Metals	$408.0	$913.3	Canada
Hecla Mining Co.	$312.5	$1,808.0	Canada
Breakwater Resources	$225.8	$354.8	Canada
Taseko Mines Limited	$188.4	$1,157.4	Canada
Thompson Creek Metals Company Inc.	$373.4	$1,871.8	USA

        While we target total compensation for our named executive officers at the 75th percentile of our peers, actual total compensation for our named executive officers, with the exception of Mr. Wilson, was below the 75th percentile of our peers by between 17% and 31% and the aggregate total compensation for all of our named executive officers combined for 2011 was 22% below the 75th percentile of our peers. Our Compensation and Governance Committee believes that compensation above the 75th percentile in Mr. Wilson's case is warranted given Mr. Wilson's executive managerial responsibilities with respect to the operation of the Company's Langeloth Metallurgical Facility. Below is a table showing the 2011 total compensation for each of our named executive officers compared to our peer group:

		2011 Market Range		% Deviation From
Named Executive Officer	2011 Total Compensation	50th Percentile	75th Percentile	50th Percentile	75th Percentile
Kevin Loughrey Chairman and Chief Executive Officer	$1,610,921	$1,581,100	$2,334,600	2%	(31)%
S. Scott Shellhaas President and Chief Operating Officer	$860,109	$757,600	$1,036,400	14%	(17)%
Pamela L. Saxton Executive VP and Chief Financial Officer	$695,704	$750,000	$1,012,400	(7)%	(31)%
Mark Wilson Executive VP and Chief Commercial Officer	$767,675	$372,500	$677,000	106%	13%
Wendy Cassity VP, General Counsel and Secretary	$606,294	$638,400	$755,600	(5)%	(20)%
Total:	$4,540,703	$4,099,600	$5,816,000	11%	(22)%

2011 COMPENSATION

Cash Compensation

        The annual cash compensation of our named executive officers consists of annual salary and cash bonuses. The annual cash compensation is reviewed annually for each named executive officer by our Compensation and Governance Committee.

(1)    Salary

        We believe that base salary is a key element in attracting and retaining the necessary executive talent and must be both competitive and reflective of an executive's responsibilities and inherent value to our Company. Base salaries are provided as compensation for day-to-day responsibilities and services to us and provide a consistent cash flow to our named executive officers. As described above under "Competitive Market Assessment," we target base salaries between the 50th and 75th percentile levels of the competitive market. Actual base salaries for 2011 ranged from 10% under the 50th percentile to 32% above. The Compensation and Governance Committee reviews executive salaries annually and makes adjustments based on the actual positioning relative to market compared to the desired positioning, the individual's executive position, scope of responsibility, tenure, experience, education, current year performance and expected future contribution to the Company. In December 2010, following our review of peer company information provided by our independent executive compensation consultant in July 2010 and based on achievement of our internal goals as well as an increase in shareholder value as measured by our total shareholder return, our Board of Directors approved the Compensation and Governance Committee's recommendation for merit increase in salaries between 3.3% and 4.0% for the named executive officers, effective December 27, 2010. Mr. Shellhaas and Ms. Saxton received salary increases of approximately 13.5% and 14.6%, respectively, which included a 3% merit increase and an additional increase to bring their salaries more in line with market data. Mr. Shellhaas also received a further salary increase of 17.1% in May 2011 as the result of his promotion to President of the Company and a significant increase in his responsibilities related thereto. Below is a table showing the 2011 base compensation for each of our named executive officers compared to our peer group:

Named Executive Officer	2011 Base Compensation	50th Percentile 2011 Market Range	% Deviation From 50th Percentile
Kevin Loughrey Chairman and Chief Executive Officer	$560,000	$549,600	2%
S. Scott Shellhaas(*) President and Chief Operating Officer	$410,000	$341,200	20%
Pamela L. Saxton Executive VP and Chief Financial Officer	$325,000	$321,800	1%
Mark Wilson Executive VP and Chief Commercial Officer	$287,700	$218,300	32%
Wendy Cassity VP, General Counsel and Secretary	$260,000	$288,100	(10)%
Total:	$1,842,700	$1,719,000	7%

(*)
The peer comparison for Mr. Shellhaas compares his base salary at the end of 2011 (after his promotion to President) against the peer salary for Chief Operating Officer. Prior to his promotion in May 2011, Mr. Shellhaas' base salary was $350,000 which is 2.5% above the 50th percentile of base salary for a Chief Operating Officer of our peer group.

(2)    Performance-Based Cash Bonuses

        The Compensation and Governance Committee awards performance-based cash bonuses to compensate our named executive officers for achieving certain Company and individual annual performance goals.

  (i)    Bonus Target Opportunities

        In November 2010, the Compensation and Governance Committee, in consultation with its independent executive compensation consultant, recommended payout targets for 2011 for our named executive officers under the 2011 Performance Bonus Plan. The payout targets for 2011 were expressed as a percentage of base salary. The target award opportunities were determined based on market data and the desired market positioning, the individual executive's position, scope of responsibility and ability to impact Company performance. Based on these criteria, the payout targets for our named executive officers for 2011 were as follows:

2011 Performance Bonus Payout Target

Target as a percentage of base salary
Kevin Loughrey Chief Executive Officer	90%
S. Scott Shellhaas President. and Chief Operating Officer	75%
Pamela L. Saxton Executive Vice President and Chief Financial Officer	60%
Mark Wilson Executive Vice President and Chief Commercial Officer	60%
Wendy Cassity Vice President, General Counsel and Secretary	50%

  (ii)    Performance Measures

        For fiscal 2011, determination as to whether an executive was entitled to the target bonus opportunity was based on whether the Company met the targeted earnings before taxes prepared in accordance with U.S. generally accepted accounting principles (U.S. GAAP) (excluding certain non-cash accounting adjustments including the increase or decrease in value of outstanding warrants and costs related to mergers and acquisitions). If the Company achieved its targeted earnings before taxes, the payout percentage for the performance bonus is 100% of target, adjusted at the discretion of the Compensation and Governance Committee for individual performance determinations.

        As a result of higher operating expenses of $84.9 million (primarily the result of waste stripping activities at our Thompson Creek Mine, higher sales volumes, an increase in higher-cost third party molybdenum that was purchased, processed and sold, and lower-of cost-or market product inventory write-downs) and higher depreciation, depletion and amortization expenses of $17.2 million, the Company's earnings before taxes, as adjusted, for 2011 were 60.3% of the target set by the Board of Directors for the year. As a result, and taking into account the Compensation and Governance Committee's assessments of the individual performance of each executive during 2011 and his or her responsibility for the Company's failure to achieve its target level of performance, the Compensation and Governance Committee awarded bonuses to our named executive officers ranging from 30-50% of their respective targeted levels. This represented a decrease in bonus from 2010 for each of our named executive officers of 47-77% (with Mr. Loughrey, our Chairman and Chief Executive Officer) receiving a 77% decrease in his bonus payout in 2011 compared to 2010). The chart below details the annual incentive cash payments for each named executive officer for 2011 as compared to 2010:

Named Executive Officer	2010 Annual Incentive Cash Payment(1)		2011 Annual Incentive Cash Payment(1)	2010 to 2011 Increase/Decrease (%)
Kevin Loughrey Chairman and Chief Executive Officer	645,810		151,200	(77)%
S. Scott Shellhaas President and Chief Operating Officer	234,840		105,300	(55)%
Pamela L. Saxton Executive VP and Chief Financial Officer	166,502		86,300	(48)%
Mark Wilson Executive VP and Chief Commercial Officer	163,566		86,300	(47)%
Wendy Cassity VP, General Counsel and Secretary	125,000	(2)	65,000	(48)%

(1)
Based on amounts shown in the Summary Compensation Table except that the 2010 Annual Incentive Cash Payment has been adjusted to remove the extraordinary performance bonus paid in 2010 upon the successful completion of the acquisition of Terrane Metals Corp.

(2)
Ms. Cassity's 2010 incentive cash bonus reflected above is Ms. Cassity's target bonus for 2010. She did not receive her full target bonus because she began employment with the Company on September 7, 2010. Ms. Cassity's actual 2010 incentive cash payment was $58,710.

Equity Compensation

        Equity awards are granted by the Board of Directors, based on the recommendation of the Compensation and Governance Committee. The Committee is responsible for determining who should receive awards, when the awards should be made, and the number of awards to be granted. The Committee considers several factors in its determination of awards, including market practice, the position of the executive and his or her relative contribution to the Company, the projected business needs, the projected impact on shareholder dilution, and the associated compensation expense that will be included in our financial statements. The Committee also consults with its independent executive compensation consultant in making its recommendations. Long-term equity compensation granted by the Company may consist of stock options, PSUs, RSUs or a combination thereof. Prior to 2012, none of our named executive officers had received a grant of RSUs.

  (i)    Performance Share Units

        We believe PSUs help to create incentives for performance and further align the interests of our executives with those of shareholders because our PSUs vest based on the achievement of long-term financial targets. Because the valuation of a PSU is generally greater than the grant-date value of a stock option (using Monte Carlo simulation or similar generally-accepted equity award valuation models), we are able to grant a smaller number of PSUs to deliver the same grant-date award value as a stock option covering a greater number of shares. Thus, compared to stock options, PSUs help minimize the dilutive effects of our equity awards and, in our view, provide the most cost effective balance of incentive and risk.

        In May 2011, based on a review of the Company's financial performance year to date and projections for the remainder of fiscal 2011, data and recommendations provided by the Committee's independent executive compensation consultant, and the Committee's review of each executive's individual achievements and relative contribution to the Company, the Committee recommended, and the Board of Directors approved, grants of PSUs to each of our named executive officers vesting in three equal annual installments on May 6, 2012, May 6, 2013 and May 6, 2014, based upon the achievement of a target market price for our common stock of greater than $11.94 per share on each such date. If the award price is not exceeded on the first and second anniversary dates, the award is forwarded to the next year. In the third year, all PSUs will be forfeited if the award price is not exceeded.

        As described in the Executive Summary under "Summary of Key Compensation Committee Actions Following Say-on-Pay Vote," the PSUs granted in 2012 vest three years from the grant date based on the Company's achievement of objective targets relating to the Company's total shareholder return relative to the Russell 2000 Index during such three-year period (65% of the total PSUs granted) and the Company's success in replacing mineral reserves depleted during such three-year period (35% of the total PSUs granted). We believe that these changes to our performance targets and that providing for "cliff-vesting" of PSUs will more closely align the interests of our executive officers with our shareholders and encourage long-term value creation for the Company.

  (ii)    Stock Options

        We grant stock options to our named executive officers pursuant to our 2010 Long-Term Incentive Plan. The Compensation and Governance Committee believes that stock options are an effective and appropriate long-term incentive for our executives in that their value is dependent on an increase of our share price and aligns the executive's interest with our shareholders. The use of stock options ensures that the highest rewards will only occur with an increasing share price. Stock options grants are typically limited to when an individual is hired or promoted.

        Our stock options generally vest one-third on the grant date and one-third on each of the next two anniversaries of the grant date and expire five years from the grant date. Stock options also may vest in the event of a change of control of the Company upon termination of the executive's employment with the Company as described in the individual employment agreements. Generally, our stock options are not transferable.

        No new stock options were awarded to our named executive officers in 2011.

Perquisites and Other Personal Benefits

        Named executive officers receive benefits we provide to our salaried employees, including health care coverage, life and disability insurance protection, reimbursement of certain educational expenses, and a 401(k) plan for U.S. employees and an annuity for Canadian employees. We provide these benefits to help offset the financial costs and loss of income arising from illness, disability or death, to encourage ongoing education in job-related areas and to allow employees to take advantage of reduced insurance rates available with group policies. We do not provide any of our executives with tax gross-ups during their employment.

        In addition to the benefits provided to salaried employees generally, we pay personal insurance premiums for supplemental long-term disability for our named executive officers. We also pay for comprehensive medical exams for 33 people who comprise our officers, directors and executive management. We also pay for parking at our principal office in Littleton, Colorado for three of our named executive officers. We do not feel that perquisites should play an important role in the compensation of our executives, but also feel that the limited benefits described above are reasonable and in line with those typically provided to management-level employees and align with our overall compensation goal of providing competitive compensation to our executive officers that maximizes the interests of our shareholders. The Summary Compensation Table below sets forth the value of perquisites and other personal benefits provided to our named executive officers in 2011.

 OTHER ASPECTS OF OUR COMPENSATION PROGRAM

Retention Bonus Arrangements

        Messrs. Loughrey and Wilson are entitled to certain retention payments pursuant to their employment agreements with the Company. These retention arrangements were negotiated by our predecessor company in 2004 in order to ensure that we retained experienced senior managers through the then-anticipated end date of operation of the Thompson Creek Mine. Pursuant to such agreements, each of Messrs. Loughrey and Wilson is entitled to an annual retention payment of 37.5% of his base salary for the duration of his employment with the Company (subject to certain circumstances set forth below). Forty percent (40%) of all amounts that accrued as of the end of the calendar quarter ending on December 31, 2009 were paid on September 30, 2010. The remaining 60% of the retention payment accruing through December 31, 2009 is payable on June 30, 2012. Amounts accruing on and after January 1, 2010 are payable 70% on each September 30th thereafter (with the exception of September 2012—with the payments that otherwise would have been paid in September 2012 being paid in September 2013) and 30% within 60 days of the executive's termination of employment with the Company for any reason other than cause or, in the case of Mr. Wilson, resignation under the age of 62. In the event the executive's employment terminates for any reason other than cause prior to September 30th of any given year, including in connection with a change-of-control of the Company, the executive is entitled to all retention amounts that have accrued as of the end of the most recent calendar quarter prior to such termination. These retention amounts were earned in 2011, are generally payable prior to termination, and are included in the "Bonus" column of the Summary Compensation Table for fiscal year 2011. The portion of these amounts that is earned in 2011 but deferred and generally payable after termination of employment is included in the "All Other Compensation" column of the Summary Compensation Table as well as the Nonqualified Deferred Compensation Table.

        In light of the results of last year's "say-on-pay" vote, in 2011, the Compensation and Governance Committee, with the assistance of its independent executive compensation consultant and with input from management and outside legal counsel, considered several possible options to incentivize Messrs. Loughrey and Wilson to amend their employment agreements to amend, terminate or replace their retention arrangements. The Committee ultimately concluded that doing so was not in the best interests of the Company. Given the inherent difficulty of quantifying the final payouts to Messrs. Loughrey and Wilson (because, for example, termination of such executives' employment could occur at any time or not at all), the Committee determined that it was not in the best interests of the Company to make an immediate payment in order to avoid speculative payments that might never be required. The Committee concluded that the better course is to ensure that the compensation mix and total compensation amount for each of Messrs. Loughrey and Wilson comports with the Company's compensation philosophy and aligns their interests with those of the Company's shareholders. As reflected in the table above under "Competitive Market Assessment," total compensation for Messrs. Loughrey and Wilson, including the retention payments, remains consistent with our compensation philosophy and competitive with our peers.

Employment Agreements

        We have employment agreements with each of our named executive officers. The Compensation and Governance Committee believes such agreements are necessary to attract talented executives. As discussed below, the Committee also believes that our executive employment agreements are structured so as to motivate our executives to act in the best interests of shareholders under certain extraordinary circumstances. Each of these employment agreements is for an indefinite term, subject to certain termination rights described below. Pursuant to their respective employment agreements, for 2011, Mr. Loughrey is entitled to an annual base salary equal to $560,000, Mr. Shellhaas is entitled to an annual base salary equal to $410,000, Ms. Saxton is entitled to an annual base salary equal to $325,000,

Mr. Wilson is entitled to an annual base salary equal to $287,700, and Ms. Cassity is entitled to an annual base salary equal to $260,000.

        The employment agreements with our named executive officers contain certain protections upon a change-in-control of the Company. The Committee believes that change-in-control protections serve to minimize the distraction caused by a potential change-in-control transaction and reduce the risk that key talent would leave the Company before a change-in-control transaction closes. The Committee also believes that these provisions motivate executives to make decisions that are in the best interests of our shareholders should a transaction take place by providing executives with the necessary financial security during a change-in-control transaction (and the subsequent period of uncertainty) to help them stay focused on managing the Company rather than their own personal employment situations. Provisions of the employment agreements of our named executive officers that relate to severance pay and termination benefits (including upon a change of control) are described below in further detail in the section entitled "Potential Payments and Benefits Upon Termination."

        The Compensation and Governance Committee periodically reviews the benefits under the employment agreements to ensure that they continue to serve our interests in retaining our key executives, are consistent with market and industry practice, and are reasonable. In 2011, the Committee reviewed the terms of our employment agreements and recommended that the standard form agreement for executive officers be revised for any new executive officers to:

  •
  Include a finite term, as opposed to the indefinite term included in the current agreements; and

  •
  Revise the change-in-control provisions so that the executive will only be entitled to a payment upon a termination of employment resulting from a change-in-control transaction (i.e., a "double trigger" for payment), as opposed to the existing arrangement (i.e., a "modified single trigger" for payment).

        The Compensation and Governance Committee believes the revision to include a finite term is important to provide the Company with the opportunity to renegotiate the terms of the agreement with each executive periodically based on performance and market conditions. In addition, while the Committee believes the change-in-control provisions in our existing executive employment agreements benefit the Company, market practice has recently tended towards providing such benefits only where the change-in-control transaction actually results in the termination of employment. In order to keep the compensation of our executives in line with market trends and generally accepted best practices, the Committee has proposed, and the Board of Directors has accepted, the above-referenced changes to future executive employment agreements.

        The Compensation and Governance Committee also considered negotiating with our executive officers to amend their existing employment agreements to provide for the "double trigger" described above. The Committee ultimately concluded that it is not in the best interests of the Company to make an immediate payment to prevent future costs to the Company that may never be incurred.

        The above summary of certain provisions of our executive employment agreements does not purport to be complete and is subject to, and is qualified in its entirety by, reference to the actual text of the employment agreements of the named executive officers, copies of which are exhibits to our SEC filings.

Stock Ownership Guidelines

        The Board of Directors has adopted stock ownership guidelines for named executive officers to further align their interests with those of our shareholders. These stock ownership guidelines were adopted by our Board in February 2012. Under the guidelines, our Chief Executive Officer must maintain ownership of stock with an aggregate value equal to at least 300% of base salary, and all other named executive officers must maintain ownership of stock with an aggregate value of at least 100% of base salary. Each of our named executive officers has five years to attain the specified minimum ownership position once he or she becomes subject to the guidelines. Unvested restricted stock units are counted towards satisfaction of these minimum ownership requirements, but unexercised stock options and unvested performance share units are not. The individual's tax basis in common shares at the time of the purchase is used to determine the value of shares held (or, in the case of unvested RSUs, the average closing price of a share of our stock for the 90-day period immediately preceding the determination date). The Compensation and Governance Committee will review compliance (or progress towards compliance) with these guidelines annually. In its sole discretion, the Committee may impose such conditions, restrictions or limitations on any individual as it determines to be necessary or appropriate in order to achieve the purposes of the guidelines, including imposing restrictions on dispositions of our stock until compliance is achieved. These guidelines may be waived, at the discretion of the Committee, if compliance would create severe hardship or prevent an executive or director from complying with a court order, such as a divorce settlement.

Company Policy Regarding "Short Sales"

        Short sales by an employee of the Company may reduce the employee's incentive to improve Company performance. For this reason, Company policy prohibits our officers, directors and all other employees from engaging in short sales or other short-position transactions in our common stock.

Income Tax and Accounting Considerations

        In the event total compensation for certain of our named executive officers exceeds the $1 million threshold at which tax deductions are limited under Internal Revenue Code Section 162(m), our Compensation and Governance Committee intends to balance tax deductibility of executive compensation with its responsibility to retain and motivate executives with competitive compensation programs. As a result, the Committee may take such actions as it deems to be in the best interests of the shareholders, including: (i) provide non-deductible compensation above the $1 million threshold; (ii) require deferral by a named executive officer of a portion of the bonus or other compensation to a time when payment may be deductible by us; and/or (iii) modify existing programs to qualify bonuses and other performance-based compensation to be exempt from the deduction limit. The 2010 Long-Term Incentive Plan is designed to permit equity awards granted under the plan to be fully deductible.

Risk Management Considerations

        The Compensation and Governance Committee believes that our performance-based bonus and equity programs create incentives to increase long-term shareholder value. Several elements of the program are designed to promote the creation of long-term value and thereby discourage behavior that leads to excessive risk:

  •
  Incentive bonus payments.  In order for our named executive officers to receive their target performance bonus amounts in 2011, the Company was required to meet an quantitative financial target which the Committee believed was aligned with long-term shareholder value. In order for our named executive officers to receive their target performance bonuses for 2012, the Company will be required to meet a mix of quantitative financial goals and operational goals.

    The Committee believes these revised targets will better promote the creation of long-term value and thereby discourage behavior that may lead to excessive risk.

  •
  PSU awards.  The PSUs awarded in 2010 and 2011 to named executive officers vest based on share price targets over a three-year period. If the award price is not exceeded on the first and second anniversary dates, the award is forwarded to the next year. In the third year, all PSUs will be forfeited if the award price is not exceeded. The Committee believes that these performance metrics discourage behavior that leads to excessive risk by motivating the executives to attain sustained performance over several years, rather than performance in a single year. The PSUs granted in 2012 vest three years from the grant date based on our achievement of targets relating to our total shareholder return relative to the Russell 2000 Index and our replacement of mineral reserves. The Committee believes that these new performance metrics will better promote the creation of long-term value and thereby discourage behavior that may lead to excessive risk.

  •
  Stock option awards.  Stock options become exercisable over a two-year period and remain exercisable for up to five years from the date of grant, encouraging executives to look to long-term appreciation in equity values.

        The Compensation and Governance Committee, in consultation with the Board, periodically reviews the Company's compensation policies and practices for named executive officers to confirm that those policies and practices do not encourage excessive risk-taking.

COMPENSATION AND GOVERNANCE COMMITTEE REPORT

        We, the Compensation and Governance Committee of the Board of Directors of Thompson Creek Metals Company Inc., have reviewed and discussed the Compensation Discussion and Analysis set forth above with the management of the Company, and, based on such review and discussion, have recommended to the Board of Directors inclusion of the Compensation Discussion and Analysis in this Proxy Statement.

        This Compensation and Governance Committee Report shall not be deemed to be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and shall not otherwise be deemed filed under such Acts.

COMPENSATION AND GOVERNANCE COMMITTEE

Timothy J. Haddon, Chairman
Denis C. Arsenault
Thomas J. O'Neil

SUMMARY COMPENSATION TABLE FOR FISCAL YEARS 2011, 2010 AND 2009

        The following Summary Compensation Table sets forth the compensation of our named executive officers during the 2011, 2010 and 2009 fiscal years.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)(6)	All Other Compensation ($)(5)(6)	Total ($)(7)
Kevin Loughrey	2011	560,000	152,825	664,500	0	151,200	82,396	1,610,921
Chairman, Chief Executive	2010	541,500	127,509	421,800		745,810	86,947	1,923,566
Officer and Director	2009	525,000	79,833		729,100	200,550	137,567	1,672,050
S. Scott Shellhaas	2011	385,769	0	354,400	0	105,300	14,640	860,109
President and Chief Operating	2010	308,500	—	210,900		284,840	22,385	826,625
Officer	2009	115,385	—		1,858,402	42,975	9,087	2,025,849
Pamela L. Saxton	2011	325,000	0	265,800	0	86,300	18,604	695,704
Executive Vice President	2010	283,500	—	210,900		216,502	17,994	728,896
and Chief Financial Officer	2009	275,000	—		348,700	78,785	18,193	720,678
Mark A. Wilson	2011	287,700	76,983	265,800	0	86,300	50,892	767,675
Executive Vice President and	2010	278,500	65,558	210,900		163,566	55,431	773,955
Chief Commercial Officer	2009	270,000	41,057		348,700	77,355	78,482	815,594
Wendy Cassity	2011	260,000	0	265,800	0	65,000	15,494	606,294
Vice President, General Counsel and Secretary	2010	75,962	—		222,500	58,710	23,833	381,005

(1)
These amounts were earned under the terms of the retention arrangements described above in our Compensation Discussion and Analysis under the heading "Other Aspects of Our Compensation Program; Retention Arrangements." In our 2010 and 2011 proxy statements, the amount paid rather than earned was reflected in this column.

(2)
Stock awards for fiscal 2011 include performance share units that vest subject to performance conditions that were valued based on the probability that performance targets will be achieved. The grant date fair value of such awards is $664,500 for Mr. Loughrey, $354,400 for Mr. Shellhaas and $265,800 for each of Ms. Saxton, Mr. Wilson and Ms. Cassity. For informational purposes, assuming achievement of the highest level of performance for performance share units, calculated by multiplying the closing price of the Company's common stock on the grant date by the number of performance units granted, the value of such awards is $815,250 for Mr. Loughrey, $434,800 for Mr. Shellhaas and $326,100 for each of Ms. Saxton, Mr. Wilson and Ms. Cassity.

(3)
These amounts do not represent the amounts actually paid to or realized by the named executive officers for these awards during fiscal years 2009, 2010 and 2011. These amounts represent the aggregate grant date fair value of option awards computed in accordance with stock-based compensation accounting rules (FASB ASC Topic 718) for 2009, 2010 and 2011, with the exception of ignoring the impact of the forfeiture rate relating to service-based vesting conditions. A discussion of the assumptions used in calculating the award values for the purposes of this table may be found in Note 15 to our 2010 audited financial statements in our Annual Report on Form 10-K for the year ended December 31, 2010 as filed with the SEC.

(4)
For 2010, the Non-Equity Incentive Plan column included an extraordinary performance bonus in 2010 of $100,000 for Mr. Loughrey and $50,000 for each of Mr. Shellhaas and Ms. Saxton which bonus was awarded in connection with the successful completion of the acquisition of Terrane Metals Corp.

(5)
The components of the items in the All Other Compensation for fiscal 2011 column consist of the following:

	Qualified Savings (401(k))— Company Contribution ($)	Deferred Compensation under Retention Arrangements ($)	Group Life ($)	Long Term Disability (Group & Supplemental) ($)	Total All Other Compensation for fiscal 2011($)
Kevin Loughrey	12,250	63,473	983	5,690	82,396
S. Scott Shellhaas	7,577	—	983	6,080	14,640
Pamela L. Saxton	12,250	—	983	5,371	18,604
Mark A. Wilson	12,250	32,692	983	4,967	50,892
Wendy Cassity	11,926	—	983	2,585	15,494
(6)
The amounts shown in this column for 2009 and 2010 differ from those reflected in our 2010 Proxy Statement. The amounts have been adjusted to include $60,919 in 2010 and $118,125 in 2009 for Mr. Loughrey and $31,331in 2010 and $60,750 in 2009 for Mr. Wilson representing amounts accrued as deferred compensation under the terms of the retention arrangements described above in our Compensation Discussion and Analysis under the heading "Other Aspects of Our Compensation Program; Retention Arrangements." Pursuant to SEC rules, we have not included personal benefits (such as parking expenses and costs for physical exams reimbursed by the Company) as such amounts did not exceed $10,000 in the aggregate for 2011.

(7)
The amounts shown in these columns for 2010 differ from those reflected in our 2010 Proxy Statement. They have been adjusted to remove the inclusion of that portion of the 2009 performance bonus paid in February 2010 which were attributable to 2009 and already included in compensation for 2009.

GRANTS OF PLAN-BASED AWARDS IN 2011

        The following table presents information regarding the incentive awards granted to our named executive officers for 2011.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards Target(1)	All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Options Awards ($)
Kevin Loughrey	—	504,000	—	—	—	—
	5/6/2011	—	75,000	—	—	664,500
S. Scott Shellhaas	—	307,500			—	—
	5/6/2011	—	40,000	—	—	354,400
Pamela L. Saxton	—	195,000			—	—
	5/6/2011	—	30,000	—	—	265,800
Mark A. Wilson	—	172,620			—	—
	5/6/2011	—	30,000	—	—	265,800
Wendy Cassity	—	130,000			—	—
	5/6/2011	—	30,000	—	—	265,800

(1)
Represents the target payout opportunity that could have been earned under the 2011 Performance Bonus Plan. Targeted performance bonus potential payout for 2011 was 90% of base salary for Mr. Loughrey, 75% of base salary for Mr. Shellhaas, 60% of base salary for Ms. Saxton and Mr. Wilson and 50% of base salary for Ms. Cassity. The actual amounts earned are listed in the Non-Equity Incentive Payments column of the Summary Compensation Table.

(2)
Represents awards of performance share units.

OUTSTANDING EQUITY AWARDS AT 2011 FISCAL YEAR-END

        The following table provides information on the holdings of stock options and stock awards by our named executive officers on December 31, 2011. For additional information about the option awards, see the description of equity incentive compensation in the "Compensation Discussion and Analysis" section of this proxy statement.

		Option Awards				Stock Awards
Name	Option Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)(2)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)(3)	Market Value of Shares or Units of Stock that Have Not Vested ($)(4)
Kevin Loughrey	12/2/2009	115,000	—	12.14	12/2/2014	—	—
	5/6/2010	—	—	—	—	60,000	417,600
	5/6/2011	—	—	—	—	75,000	522,000
S. Scott Shellhaas	8/6/2009	200,000	—	14.36	11/6/2014	—	—
	12/2/2009	35,000	—	12.14	12/2/2014	—	—
	5/6/2010	—	—	—	—	30,000	208,800
	5/6/2011	—	—	—	—	40,000	278,400
Pamela L. Saxton	8/7/2008	100,000	—	15.40	8/7/2013	—	—
	12/2/2009	55,000	—	12.14	12/2/2014	—	—
	5/6/2010	—	—	—	—	30,000	208,800
	5/6/2011	—	—	—	—	30,000	208,800
Mark A. Wilson	12/2/2009	55,000	—	12.14	12/2/2014	—	—
	5/6/2010	—	—	—	—	30,000	208,800
	5/6/2011	—	—	—	—	30,000	208,800
Wendy Cassity	9/7/2010	26,334	16,666	9.43	8/5/2015	—	—
	5/6/2011	—	—	—	—	30,000	208,800

(1)
The stock options generally vest one-third on the date of grant and one-third on each of the first and second anniversaries of the date of grant.

(2)
The exercise prices have been converted from Canadian dollars to U.S. dollars based on the Bank of Canada exchange rate on the date of grant which may be different from the exchange rate on the date of exercise for all of the awards except for the awards granted December 2, 2009 and after, which were granted in U.S. dollars.

(3)
The stock awards to the named executive officers in 2010 and 2011 consisted of performance share units. The PSUs vest upon achievement of certain performance metrics, which are based on our stock price on three annual vesting dates on the anniversary of the grant date. See our Compensation Discussion & Analysis for a more detailed description of the terms of our PSUs.

(4)
The market value is the number of shares shown in the table multiplied by $6.96, the closing market price of our common stock on the New York Stock Exchange on December 30, 2011, the last trading day of the Company's fiscal year 2011.

OPTION EXERCISES AND STOCK VESTED IN FISCAL 2011

        The following table provides information regarding the exercise of stock options by our named executive officers during 2011. No stock awards vested in 2011.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise(#)	Value Received on Exercise($)(1)	Number of Shares Acquired on Vesting(#)	Value Realized on Vesting ($)
Kevin Loughrey	25,000	66,000	—	—
S. Scott Shellhaas	30,000	105,483	—	—
Pamela L. Saxton	—	—	—	—
Mark A. Wilson	100,000	306,500	—	—
Wendy Cassity	—	—	—	—

(1)
Represents the amounts realized based on the difference between the market price of our common stock at exercise and the exercise price.

FISCAL 2011 NONQUALIFIED DEFERRED COMPENSATION TABLE

        The following table provides information regarding contributions, earnings, withdrawals, distributions and balances under the deferred portion of our retention arrangements with payment either in June 2012 or after termination of employment. Details of these retention arrangements are described above in our Compensation Discussion and Analysis under the heading "Other Aspects of Our Compensation Program; Retention Arrangements."

Name	Executive Contributions in 2011($)	Registrant Contributions in 2011($)(1)	Aggregate Earnings in 2011	Aggregate Withdrawals / Distributions($)	Aggregate Balance at December 31, 2011 ($)
Kevin Loughrey	—	63,473	—	—	676,350
S. Scott Shellhaas	—	—	—	—	—
Pamela L. Saxton	—	—	—	—	—
Mark A. Wilson	—	32,692	—	—	322,687
Wendy Cassity	—	—	—	—	—

(1)
The amounts reported here as "Registrant Contributions" are reported as compensation to the named executive officer in the All Other Compensation column of the Summary Compensation Table above.

POTENTIAL PAYMENTS AND BENEFITS UPON TERMINATION

  Estimated Payments Upon Death or Disability

        In the event of a termination by reason of death or disability of a named executive officer, we are required, pursuant to such executive's employment agreement, to pay such executive or his or her estate (i) the equivalent of four weeks of base salary at such executive's then-existing base salary multiplied by the number of years that such named executive officer has been employed by us (pro-rated for any partial year of employment), (ii) the equivalent of such officer's accrued vacation at the time of termination; provided such accrued vacation can never exceed more than seven weeks, and (iii) a pro-rated bonus payment if a bonus would otherwise have been awarded to the executive if he or she remained employed (payable at the time the bonus would have normally been payable). Messrs. Loughrey and Wilson are also entitled to all retention amounts that have accrued as of the end of the most recent calendar quarter prior to such termination. These payments are described in more detail above under "Compensation, Discussion and Analysis—Other Aspects of our Compensation Program; Retention Arrangements." Except in the case of termination due to death, any amounts due to our named executive officers are conditioned upon such officer executing a general release of claims in a form satisfactory to us.

        Unvested options granted pursuant to our Amended and Restated Stock Option Award Agreement under our 2010 Long-Term Incentive Plan immediately vest as of the time of termination due to death or permanent disability and all options granted thereunder expire upon the expiration of twelve months from the date of termination of employment. Ms. Cassity is the only named executive officer with unvested options. Any PSUs or RSUs granted to our named executive officers which have not vested at the date of termination due to death or permanent disability continue to vest according to the vesting schedule.

  Estimated Payments Upon Termination For Other Reasons

        Under the terms of the employment agreements of each of our named executive officers, if we terminate his or her employment other than for Cause (as defined in each respective employment agreement), then the terminated officer is entitled to receive in a lump-sum, less any required withholdings, (i) the equivalent of 24 months' base salary in effect on the date notice of termination is given, or the notice date, (ii) the equivalent of four weeks of base salary at his or her then-existing base salary multiplied by the number of years such officer has been employed by us, (iii) the equivalent of such officer's accrued vacation at the time of the notice date; provided such accrued vacation can never exceed more than seven weeks, (iv) a pro-rated bonus payment based on our actual performance, and (v) the equivalent of 24 multiplied by the last monthly premium amount that we have paid on such officer's behalf for long-term disability insurance prior to termination. Each of our named executive officers is also entitled to reimbursement for medical, health and insurance coverage during the 24-month period following any such termination. Messrs. Loughrey and Wilson are also entitled to all retention amounts that have accrued as of the end of the most recent calendar quarter prior to such termination. These payments are described in more detail above under "Compensation, Discussion and Analysis—Other Aspects of our Compensation Program; Retention Arrangements." Any amounts due to our named executive officers are conditioned upon such officer executing a general release of claims in a form satisfactory to us.

        Pursuant to the terms of our executive employment agreements, any stock options granted to our named executive officers which otherwise would have vested during the 24 months following a termination by the Company other than for Cause shall vest immediately. Ms. Cassity is our only named executive officer with unvested options. Any PSUs or RSUs granted to our named executive officers which have not vested at the date of termination are forfeited except (i) that RSUs held by Mr. Shellhaas and Ms. Cassity which would have vested during the 24 months following termination by the Company other than for Cause vest on the notice date of such termination and (ii) any PSUs or RSUs granted to our named executive officers which have not vested at the date of termination due retirement will continue to vest according to the vesting schedule.

        If we terminate the employment of any of our executives for Cause, such executive officer is only entitled to receive any compensation earned through the date of termination and the equivalent of such officer's accrued vacation at the time of the notice date which accrued vacation can never exceed more than seven weeks. Vested options granted pursuant to our Amended and Restated Stock Option Award Agreement under our 2010 Long-Term Incentive Plan expire on the date employment terminates for cause and any unvested options are forfeited. All options granted under our Amended Incentive Stock Option Plan expire 90 days after termination. Any unvested PSUs and RSUs are forfeited upon termination for Cause.

        Following termination, our named executive officers are subject to non-solicitation requirements for 24 months, as well as confidentiality obligations.

  Estimated Payments Upon a Change of Control

        In the event there is a change of control (as defined in the employment agreements) and (i) within 120 days of such change of control, a named executive officer elects to terminate his or her employment, or (ii) within 12 months of such change of control, we give notice of our intention to terminate his or her employment for any reason other than cause, or a triggering event (as defined in the employment agreements) occurs and such officer elects to terminate his or her employment, then such officer is entitled to receive in a lump-sum, less any required withholdings, (1) the equivalent of 36 months' base salary in effect on the notice date, (2) the equivalent of four weeks of base salary at such officer's then-existing base salary multiplied by the number of years that such officer has been employed with us, (3) the equivalent of such officer's accrued vacation at the time of the notice date; provided such accrued vacation can never exceed more than seven weeks, (4) a pro-rated bonus payment based on our performance bonus guidelines, and (5) the equivalent of 36 multiplied by the last monthly premium amount that we have paid on such officer's behalf for long-term disability insurance prior to termination. Upon the termination the executive's employment resulting from a change of control, each of our named executive officers are also entitled to reimbursement for medical, health and insurance coverage during the 36-month period following such change of control. Messrs. Loughrey and Wilson are also entitled to all retention amounts that have accrued as of the end of the most recent calendar quarter prior to such termination. These payments are described in more detail above under "Compensation, Discussion and Analysis—Other Aspects of our Compensation Program; Retention Arrangements." Any amounts due to our named executive officers are conditioned upon such officer executing a general release of claims in a form satisfactory to us.

        Pursuant to the terms of our executive employment agreements, upon a change of control, any stock options granted to our named executive officers which otherwise would have vested during the 36 months following the notice of termination shall vest immediately. Ms. Cassity is our only named executive officer with unvested options. Pursuant to our PSU and RSU award agreements, in the event of a change-of-control, the administrator may determine, in its sole and absolute discretion that any of the following may occur with respect to unvested PSUs and RSUs: (i) any or all awards may be assumed, converted or replaced by the successor or acquiring corporation (if any), which assumption, conversion or replacement will be binding on the executive; (ii) the successor or acquiring corporation may substitute equivalent awards or provide substantially similar consideration, shares or other property for the award subject to repurchase restrictions and other provisions no less favorable to the executive than those which applied immediately prior to such Change of Control; or (iii) the vesting and settlement of the award may be accelerated. In the event such successor or acquiring corporation (if any) refuses to assume, convert, replace or substitute the award, as provided above, the vesting and settlement of the award shall be accelerated upon a change of control. Notwithstanding the foregoing, under the terms of their employment agreements, the RSUs held by Mr. Shellhaas and Ms. Cassity which would have vested during the 36 months following notice of termination vest on the notice date.

        The tables below describe and quantify certain compensation that would become payable under existing plans and arrangements if the named executive officer's employment had terminated on December 31, 2011, or if a change of control occurred on that date, given the named executive officer's compensation and service levels as of such date and, if applicable, based on our closing stock price on that date. These benefits are in addition to benefits available generally to salaried employees. Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed below, any actual amounts paid or distributed may be different. Factors that could affect these amounts include the timing during the year of any such event and our stock price. As of December 31, 2011, none of our named executive officers had received RSUs and the market price for our common stock did not exceed $11.94 or $11.88, the performance metric for PSUs held by our executive officers. To the extent that any payment would be subject to interest and additional tax imposed pursuant to Internal Revenue Code Section 409A, then such payment will be paid on the date that is the earliest of six months from the termination date or such other date as will not result in such payment being subject to such Section 409A sanctions.

        In addition, we have agreed with each named executive officer that, in the event any payment received or to be received by such officer would (a) constitute a "parachute payment" within the meaning of Section 280G, and (b) would otherwise be subject to the excise tax imposed by Section 4999 of the Code, then such payments shall be either: (i) provided to such named executive officer in full, or (ii) provided to such named executive officer as to such lesser extent which would result in no portion of such payment being subject to such excise tax, whichever of the amounts, when taking into account applicable federal, state, local and foreign income and employment taxes, the excise tax and any other taxes, results in the named executive officer receiving (on an after tax basis) the greatest amount of benefits (notwithstanding the fact that all or some of the payments may be taxable). Any reduction necessary would be calculated at the time of the termination event or change of control and is not reflected in the estimated amounts provided in the tables below.

KEVIN LOUGHREY

        The following table shows the potential payments upon termination or a change of control of the Company for Kevin Loughrey, our Chairman and Chief Executive Officer.

	Voluntary Termination ($)	Normal Retirement ($)	Involuntary not for Cause ($)	Involuntary for Cause ($)	Change of Control ($)	Disability ($)	Death ($)
Severance(1)	645,116	645,116	1,798,716	0	2,375,516	645,116	645,116
Retention(2)	657,650	657,650	657,650	0	657,650	657,650	657,650
Continuation of Healthcare Benefits(3)	0	0	53,834	0	80,751	0	0
Unused Vacation Pay	17,748	17,748	17,748	17,748	17,748	17,748	17,748

Total	1,320,514	1,320,514	2,527,948	17,748	3,131,665	1,320,514	1,320,514

(1)
As provided in his employment agreement.

(2)
These amounts reflect amounts payable under the terms of the retention arrangement described above in our Compensation Discussion and Analysis under the heading "Other Aspects of Our Compensation Program; Retention Arrangements."

(3)
Includes medical, dental and life, including certain taxes related thereto, and payments for long-term disability premium as provided in his employment agreement.

 S. SCOTT SHELLHAAS

        The following table shows the potential payments upon termination or a change of control of the Company for Mr. Shellhaas, our President and Chief Operating Officer.

	Voluntary Termination ($)	Normal Retirement ($)	Involuntary not for Cause ($)	Involuntary for Cause ($)	Change of Control ($)	Disability ($)	Death ($)
Severance(1)	0	77,696	922,296	0	1,344,596	77,696	77,696
Continuation of Healthcare Benefits(2)	0	0	51,288	0	76,932	0	0
Unused Vacation Pay	16,242	16,242	16,242	16,242	16,242	16,242	16,242

Total	16,242	93,938	989,826	16,242	1,437,770	93,938	93,938

(1)
As provided in his employment agreement.

(2)
Includes medical, dental and life, including certain taxes related thereto, and payments for long-term disability premium as provided in his employment agreement.

PAMELA L. SAXTON

        The following table shows the potential payments upon termination or a change of control of the Company for Ms. Saxton, our Executive Vice President and Chief Financial Officer.

	Voluntary Termination ($)	Normal Retirement ($)	Involuntary not for Cause ($)	Involuntary for Cause ($)	Change of Control ($)	Disability ($)	Death ($)
Severance(1)	0	87,827	757,827	0	1,092,827	87,827	87,827
Continuation of Healthcare Benefits(2)	0	0	47,956	0	71,934	0	0
Unused Vacation Pay	12,885	12,885	12,885	12,885	12,885	12,885	12,885

Total	12,885	100,712	818,668	12,885	1,177,646	100,712	100,712

(1)
As provided in her employment agreement.

(2)
Includes medical, dental and life, including certain taxes related thereto, and payments for long-term disability premium as provided in her employment agreement.

MARK A. WILSON

        The following table shows the potential payments upon termination or a change of control of the Company for Mr. Wilson, our Executive Vice President and Chief Commercial Officer.

	Voluntary Termination ($)	Normal Retirement ($)	Involuntary not for Cause ($)	Involuntary for Cause ($)	Change of Control ($)	Disability ($)	Death ($)
Severance(1)	0	147,789	746,389	0	1,045,689	147,789	147,789
Retention(2)	0	311,511	311,511	0	311,511	311,511	311,511
Continuation of Healthcare Benefits(3)	0	0	67,522	0	101,283	0	0
Unused Vacation Pay	9,209	9,209	9,209	9,209	9,209	9,209	9,209

Total	9,209	468,509	1,134,631	9,209	1,467,692	468,509	468,509

(1)
As provided in his employment agreement.

(2)
These amounts reflect amounts payable under the terms of the retention arrangement described above in our Compensation Discussion and Analysis under the heading "Other Aspects of Our Compensation Program; Retention Arrangements."

(3)
Includes medical, dental and life, including certain taxes related thereto, and payments for long-term disability premium as provided in his employment agreement.

WENDY CASSITY

        The following table shows the potential payments upon termination or a change of control of the Company for Ms. Cassity, our Vice President, General Counsel and Secretary.

	Voluntary Termination ($)	Normal Retirement ($)	Involuntary not for Cause ($)	Involuntary for Cause ($)	Change of Control ($)	Disability ($)	Death ($)
Severance(1)	0	28,325	588,325	0	868,325	28,325	28,325
Acceleration of Stock Options	74,164	74,164	74,164	0	74,164	74,164	74,164
Continuation of Healthcare Benefits(2)	0	0	60,306	0	90,459	0	0
Unused Vacation Pay	9,908	9,908	9,908	9,908	9,908	9,908	9,908

Total	84,072	112,397	732,703	9,908	1,042,856	112,397	112.397

(1)
As provided in her employment agreement.

(2)
Includes medical, dental and life, including certain taxes related thereto and payments for long-term disability premium as provided in her employment agreement.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS,
DIRECTORS AND MANAGEMENT

        The following table sets forth information concerning the beneficial ownership of our common stock by our directors, our named executive officers and all of our directors and executive officers as a group, as of March 15, 2012. Beneficial ownership is determined in accordance with the rules and regulations of the SEC. For purposes of calculating the percentage of our common stock beneficially owned, the number of shares of our common stock includes 168,077,112 shares of our common stock outstanding as of March 15, 2012. Unless otherwise noted, the address of all persons listed below is

c/o Thompson Creek Metals Company Inc., 26 West Dry Creek Circle, Suite 810, Littleton, Colorado 80120.

Name	Shares Beneficially Owned(1)	Percent
Greater than 5% Beneficial Owners:
Goldcorp Inc.(2)	14,607,294	8.7%
Mackenzie Financial Corporation(3)	8,466,165	5.04%
Directors and Named Executive Officers:
Kevin Loughrey(4)	251,861	*
Timothy J. Haddon(5)	76,250	*
Denis C. Arsenault(6)	178,589	*
Carol T. Banducci(7)	43,013	*
James L. Freer(8)	324,842	*
James P. Geyer(9)	94,342	*
Thomas J. O'Neil(10)	93,615	*
Pamela L. Saxton(11)	157,000	*
S. Scott Shellhaas(12)	235,000	*
Mark A. Wilson(13)	70,000	*
Wendy Cassity(14)	27,834	*
All executive officers and directors as a group (11 persons)(15)	1,552,346	1.00%

*
Less than 1%.

(1)
Unless otherwise noted, each director and executive officer has sole voting and investment power with respect to the shares shown as beneficially owned by him or her.

(2)
Based solely on information as of December 31, 2012 included in a Schedule 13G/A filed with the SEC on February 2, 2012. The address of Goldcorp Inc. is 666 Burrard St., Suite 3400, Vancouver, British Columbia V6C 2X8 Canada.

(3)
Based solely on information as of December 31, 2011 included in a Schedule 13G filed with the SEC on February 14, 2011. The address of Mackenzie Financial Corporation is 180 Queen Street West, Toronto, Ontario M5V 3K1.

(4)
Shares beneficially owned include 2,750 shares held in Mr. Loughrey's IRA and 115,000 exercisable stock options.

(5)
Shares beneficially owned include 89,375 exercisable stock options and 10,667 restricted share units vested or vesting within 60 days of March 15, 2012.

(6)
Shares beneficially owned include 53,000 shares held in Mr. Arsenault's Registered Retirement Savings Plan (RRSP), 2,940 shares held by his spouse, 5,900 shares held by his spouse's RRSP, 37,500 exercisable stock options, and 7,000 restricted share units vested or vesting within 60 days of March 15, 2012. Mr. Arsenault's spouse has sole voting and investment power with respect to the shares she owns directly and in her RRSP. Mr. Arsenault disclaims beneficial ownership of the shares held by his spouse and his spouse's RRSP.

(7)
Shares beneficially owned include 33,334 exercisable stock options and 7,000 restricted share units vested or vesting within 60 days of March 15, 2012.

(8)
Shares beneficially owned include 304,375 exercisable stock options and 7,000 restricted share units vested or vesting within 60 days of March 15, 2012.

(9)
Shares beneficially owned include 79,375 exercisable stock options and 7,000 restricted share units vested or vesting within 60 days of March 15, 2012.

(10)
Shares beneficially owned include 2,000 shares held in a family trust with respect to which Mr. O'Neil controls the voting power, 79,375 exercisable stock options exercisable and 7,000 restricted share units vested or vesting within 60 days of March 15, 2012.

(11)
Shares beneficially owned include 155,000 exercisable stock options.

(12)
Shares beneficially owned include 235,000 exercisable stock options.

(13)
Shares beneficially owned include 6,800 shares held in Mr. Wilson's IRA, 200 shares held by his spouse, 300 shares held by his spouse's IRA, 1200 shares held by his children and 55,000 exercisable stock options. Mr. Wilson's spouse has sole voting and investment power with respect to the shares she owns directly and in her IRA. Mr. Wilson disclaims beneficial ownership of the shares held by his spouse, his spouse's IRA and the shares held by his children.

(14)
Shares beneficially owned include 26,334 exercisable stock options.

(15)
Shares beneficially owned include 1,209,668 stock options and 45,667 restricted share units vested or vesting within 60 days of March 15, 2012.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Exchange Act requires our executive officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC and the NYSE. Executive officers, directors and greater than 10% shareholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of the copies of such forms furnished to us, or written representations that no Forms 5 were required, we believe that during the fiscal year ended December 31, 2011 all Section 16(a) filing requirements applicable to our officers and directors were timely filed.

AUDIT COMMITTEE REPORT

        Management is responsible for the preparation, presentation and integrity of the financial statements, accounting and financial reporting principles and internal control over financial reporting. The Company's independent registered public accounting firm, KPMG LLP, is responsible for performing an independent audit of the financial statements in accordance with generally accepted auditing standards and for expressing opinions on the conformity of the financial statements with accounting principles generally accepted in the United States.

        In the performance of its oversight function, the Audit Committee has considered and discussed with management and the Company's independent registered public accounting firm, KPMG LLP, the audited financial statements for the year ended December 31, 2011. The Audit Committee has also discussed with KPMG LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol.1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. Finally, the Audit Committee has received the written disclosures and the letter from KPMG LLP required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant's communications with the Audit Committee concerning independence, and the Audit Committee has discussed with KPMG LLP that firm's independence.

        Based upon the reviews and discussions referred to above, in reliance on management and the independent registered accounting firm, and subject to the limitations on the role and responsibilities of the Audit Committee referred to above and in the Audit Committee Charter, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2011 filed with the SEC.

SUBMITTED BY THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

James L. Freer, Chairman
Denis C. Arsenault
Carol T. Banducci
James P. Geyer

 OVERVIEW OF PROPOSALS

        This Proxy Statement contains three proposals requiring shareholder action. Proposal 1 requests the election of seven directors to our Board of Directors. Proposal 2 requests the appointment of KPMG LLP as our independent registered public accounting firm. Proposal 3 requests an advisory vote to approve executive compensation. Each of these proposals is described in more detail on the pages that follow.

ELECTION OF DIRECTORS (PROPOSAL 1)

        Our Board of Directors presently is comprised of seven directors. Directors who are elected at the 2012 annual meeting, and any directors who are elected after the meeting to fill vacancies and newly created directorships, shall hold office until the next annual meeting of shareholders or until his or her successor is duly elected or appointed unless his or her office is earlier vacated in accordance with our Articles of Continuance.

        Set forth below is certain information with respect to each of our nominees for the office of director and each of our other executive officers. Shares represented by proxies returned duly executed will be voted, unless otherwise specified, in favor of the following seven nominees: Denis C. Arsenault, Carol T. Banducci, James L. Freer, James P. Geyer, Timothy J. Haddon, Kevin Loughrey and Thomas J. O'Neil. All of the nominees are currently serving as directors. Each nominee for director has consented to serve on our Board of Directors and the seven nominees with the highest number of "for" votes will be elected.

        In accordance with our Board of Directors' Voting Policy, our Board of Directors will nominate for election or re-election as a director in uncontested elections only candidates who agree to tender, promptly following their failure to receive more votes in favor than withheld for election or re-election at the next meeting at which they would face election or re-election, an irrevocable resignation that will be effective upon acceptance by our Board of Directors. In addition, our Board of Directors will fill director vacancies and new directorships only with candidates who agree to tender the same form of resignation, promptly following their appointment to our Board of Directors.

        If the number of shares "withheld" with respect to an incumbent director exceeds the number of shares voted in favor of that nominee then, under the Board of Directors' Voting Policy, the nominee will be considered not to have received the support of shareholders (even though duly elected as a matter of corporate law). As soon as possible consistent with an orderly transition, but in any event within 90 days, following certification of the shareholder vote, our Board of Directors will accept the director's resignation.

        Subject to any corporate law restrictions, the Board of Directors may leave the resultant vacancy unfilled until the next annual general meeting. It may also fill the vacancy through the appointment of a new director whom the Board considers to merit the confidence of the shareholders or it may call a special meeting of shareholders at which there will be presented a management slate to fill the vacant position or positions.

        The Board of Directors' Voting Policy does not apply in the case of a contested election (where nominees other than the slate supported by the Board of Directors have been proposed).

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF ALL OF THE
NOMINEES NAMED IN THIS PROXY STATEMENT.

APPOINTMENT OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
(PROPOSAL 2)

        The Board of Directors recommends the appointment of KPMG LLP as our independent registered public accounting firm through the next annual meeting of shareholders. A representative of KPMG LLP is expected to be present at the annual meeting and will have an opportunity to make a statement should he or she so desire. The representative will also be available to respond to appropriate questions from shareholders during the meeting.

        The appointment of KPMG LLP as our independent registered public accounting firm from their engagement through the next annual meeting of shareholders and authorization of the directors to fix their remuneration will be dependent on no other independent registered public accounting firm being put forward at the meeting and receiving more "for" votes than KPMG LLP.

        OUR BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FROM THEIR ENGAGEMENT THROUGH THE NEXT ANNUAL MEETING OF SHAREHOLDERS.

 Auditors Fees

        The following table sets forth approximate aggregate fees billed to us for the fiscal years ending December 31, 2010 and 2011 by KPMG LLP:

	2011 ($)	2010 ($)
Audit Fees(1)	992,704	826,000
Audit Related Fees(2)	150,174	84,000
Tax Fees(3)	203,529	302,028
All Other Fees(4)	17,337	0

Total	1,363,744	1,212,028

(1)
These fees relate to services rendered in connection with the audit of our annual financial statements, review of our quarterly financial statements, review of the financial statements of our Endako Mine joint venture, and services in connection with our regulatory filings.

(2)
For 2011, these fees relate to the review of potential business and financing transactions, employee benefit planning, comfort letter fees and the review of a prospectus and registration statement in connection with a securities offering. For 2010, these fees relate to consulting services rendered in connection with our acquisition of Terrane Metals Corp.

(3)
These fees for both years relate to services rendered in connection with tax compliance, tax advice, tax planning and tax training.

(4)
These fees relate to an audit of carbon dioxide emissions at our Canadian facilities.

        The Audit Committee pre-approved all audit and non-audit services performed by the Company's independent auditor in advance. The Audit Committee also reviewed actual spending on such services on a quarterly basis.

ADVISORY VOTE ON
THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS
(PROPOSAL 3)

        As required by Section 14A of the Securities Exchange Act of 1934, we are asking our shareholders to approve, on an advisory basis, the compensation of our named executive officers as disclosed in this proxy statement through the following resolution:

    "RESOLVED, that the shareholders approve, on an advisory basis, the compensation of our named executive officers, as disclosed in the Compensation Discussion and Analysis, the compensation tables and any other related disclosure in this proxy statement."

        Our executive compensation program is designed to attract and retain quality executives and to motivate them to work effectively to attain short- and long-term corporate and individual goals that are aligned with the interests of our shareholders, and to reward those executives when such objectives are met or exceeded. We attempt to create and implement policies that will encourage and reward outstanding performance, seek to increase overall performance and profitability, and thereby increase shareholder value.

        Our Compensation Discussion and Analysis, beginning on page 18 of this Proxy Statement describes our executive compensation program and the decisions made by our Compensation and Governance Committee in 2011 in more detail. Important considerations for the 2011 program included the following:

  •
  As a result of the Company having achieved only 60.3% of targeted earnings before taxes, the Compensation and Governance Committee awarded bonuses to our named executive officers that ranged between 30-50% of their targeted levels, representing a year-over-year decrease in bonus from 2010 for our named executive officers of between 47-77% (with our Chief Executive Officer receiving a 77% decrease in his bonus payout in 2011 compared to 2010).

  •
  Total compensation (including base salary, equity awards and short- and long-term incentive pay) for our named executive officers for 2011 was 22% below the 75th percentile of our peer group.

  •
  In direct response to the results of last year's "say-on-pay" vote, the Company made a number of revisions to our executive compensation program for 2012 including:

  •
  changed the form of employment agreement for future executives so that future executives will only be entitled to a payment upon a termination of employment resulting from a change-in-control transaction (i.e., a "double trigger" for payment), as opposed to the existing arrangement (i.e., a "single modified trigger" for payment) and to include a finite term;

  •
  adopted stock ownership guidelines for our named executive officers; and

  •
  changed the vesting period for performance share units granted to our named executive offices from three-year ratable vesting to vesting only at the conclusion of three years upon achievement of performance criteria.

        This "Say on Pay" proposal allows our shareholders to express their view regarding the decisions of the Compensation and Governance Committee on the 2011 compensation to our named executive officers. Your advisory vote will serve as a tool to guide the Board of Directors and the Compensation and Governance Committee in continuing to improve the alignment of our executive compensation programs with the objective of creating long-term value for our shareholders.

        OUR BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE APPROVAL OF THE EXECUTIVE COMPENSATION OF OUR NAMED EXECUTIVES AS DISCLOSED IN THIS PROXY STATEMENT.

 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        In accordance with our Policy on Related Person Transactions, we review all relationships and transactions in which our Company and our directors and executive officers, or their immediate family members, are participants to determine whether such persons have a direct or indirect material interest.

        Our Compensation and Governance Committee is responsible for reviewing all related person transactions. As required under the SEC rules, transactions that are determined to be directly or indirectly material to our Company or a related person are disclosed in our proxy statement. In addition, our Compensation and Governance Committee reviews and approves or ratifies any related person transaction that is required to be disclosed. In the course of its review, our Compensation and Governance Committee considers the benefits of the transaction to us; the impact on a director's independence in the event the related person is a director, an immediate family member of a director or an entity in which a director is a partner, shareholder or executive officer; the availability of other sources for comparable products or services; the terms of the transaction, and the terms of comparable transactions that would be available to unrelated third parties or to employees generally.

        We did not have any related person transactions in 2011.

GENERAL

Other Matters

        Our Board of Directors does not know of any matters that are to be presented at the annual meeting other than those stated in the notice of annual meeting and referred to in this proxy statement. If any other matters should properly come before the annual meeting, it is intended that the proxies in the accompanying form will be voted as the persons named therein may determine in their discretion.

        Our Annual Report to Shareholders for the fiscal year ended December 31, 2011 which includes our Annual Report on Form 10-K for the fiscal year ended December 31, 2011 is being mailed to shareholders together with this proxy statement.

        Any shareholder can access our Charter of the Board of Directors and the Board Guidelines as well as the Charters each of our Board committees in the "Corporate Governance" section of our website at www.thompsoncreekmetals.com. In addition, our Code of Ethics and Business Practices can also be accessed in the "Corporate Governance" section of our website at www.thompsoncreekmetals.com. We will disclose any future amendments to, or waivers from, certain provisions of our Code of Ethics and Business Practices on our website following such amendment or waiver. Any shareholder may also obtain a printed copy of these documents by writing to Wendy Cassity, Vice President, General Counsel and Secretary, Thompson Creek Metals Company Inc., 26 West Dry Creek Circle, Suite 810, Littleton, Colorado 80120.

Solicitation of Proxies

        The cost of solicitation of proxies in the accompanying form will be borne by us, including expenses in connection with preparing and mailing this proxy statement. In addition to solicitation of proxies by mail, our directors, officers and employees (who will receive no additional compensation therefore) may solicit the return of proxies by telephone or personal interview. Arrangements have also been made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of stock held of record by such persons, and we will reimburse them for reasonable out-of-pocket expenses incurred by them in connection therewith. We have retained Morrow & Co., LLC to provide the following services in connection with the meeting: review and analysis of the proxy statement, recommending corporate governance best practices where applicable, liaising with proxy advisory firms, developing and implementing shareholder communication and engagement strategies, advice with respect to meeting and proxy protocol, reporting and reviewing the tabulation of shareholder proxies, and the solicitation of shareholder proxies including contacting shareholders by telephone. The costs of these services are approximately $32,500 plus $6.50 per holder contacted and reimbursement of disbursements, which costs will be borne by Thompson Creek.

        Each holder of our common stock who does not expect to be present at the annual meeting or who plans to attend but who does not wish to vote in person is urged to fill in, date and sign the proxy and return it promptly in the enclosed return envelope or vote by telephone or on the Internet.

Shareholder Proposals

        If any of our shareholders intends to present a proposal for consideration at the next annual meeting of shareholders and desires to have such proposal included in the proxy statement and form of proxy distributed by our Board of Directors with respect to such meeting pursuant to Rule 14a-8 under the Exchange Act, such proposal must be received in writing at our offices, 26 West Dry Creek Circle, Suite 810, Littleton, Colorado 80120, Attention: Wendy Cassity, Vice President, General Counsel and Secretary no later than December 4, 2012.

Delivery of Materials to Shareholders with Shared Addresses

        Beneficial holders who own their shares through a broker, bank or other nominee and who share an address with another such beneficial owner are only being sent one set of proxy materials, unless such holders have provided contrary instructions. If you wish to receive a separate copy of these materials or if you are receiving multiple copies and would like to receive a single copy, please contact us by phone at (303) 762-3526, or by writing to Investor Relations, Thompson Creek Metals Company Inc., 26 West Dry Creek Circle, Suite 810, Littleton, Colorado 80120.

        Any questions and requests for assistance may be directed to the Proxy Solicitation Agent:

Morrow & Co., LLC 470 West Avenue, Stamford, CT 06902

North American Toll Free Phone:

1-877-658-1531

Email: tcm.info@morrowco.com

Outside North America, Banks and Brokers Call Collect: 203-658-9400

FORM OF PROXY SOLICITED BY THE MANAGEMENT OF
THOMPSON CREEK METALS COMPANY INC.
FOR USE AT THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON
MAY 8, 2012

The undersigned shareholder(s) of THOMPSON CREEK METALS COMPANY INC. (the "Company") hereby appoint(s) Kevin Loughrey, the Chairman and Chief Executive Officer of the Company, or in lieu of the foregoing, Timothy J. Haddon, Lead Director of the Company, and Wendy Cassity, Vice President, General Counsel and Secretary of the Company, or in lieu of the foregoing,                                     , to attend and vote on behalf of the undersigned at the Annual Meeting of Shareholders of the Company to be held on Tuesday, May 8, 2012 at 10:00 a.m. (Mountain Time) and at any adjournment thereof as follows in accordance with their discretion upon any other matter properly presented.

This proxy when properly executed will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR the election of Directors named below or their substitutes as designated by the Board of Directors and FOR proposals 2 and 3. The proxies are authorized to vote as they may determine in their discretion upon such other business as may properly come before the meeting.

The undersigned specifies that all of the voting shares owned by him or her and represented by this form of proxy shall be:

Proposals:

(1)
Election of Directors:

		For	Withheld			For	Withheld
1	Denis C. Arsenault	☐	☐	5	Timothy J. Haddon	☐	☐
2	Carol T. Banducci	☐	☐	6	Kevin Loughrey	☐	☐
3	James L. Freer	☐	☐	7	Thomas J. O'Neil	☐	☐
4	James P. Geyer	☐	☐

The Board of Directors recommends you vote FOR the election of directors.

(2)
Appoint KPMG LLP as the Company's independent auditors from their engagement through the next annual meeting of shareholders and authorize the Company's directors to fix their remuneration:

For	Withheld	Abstain
☐	☐	☐

The Board of Directors recommends you vote FOR the appointment of KPMG LLP.

(3)
Advisory vote on the compensation of the Company's named executive officers:

For	Against	Abstain
☐	☐	☐

The Board of Directors recommends you vote FOR the executive compensation of our named executive officers.

If any amendments or variations to the matters referred to above or to any other matters identified in the notice of meeting are proposed at the meeting or any adjournment or adjournments thereof, or if any other matters which are not now known to management should properly come before the meeting or any adjournment or adjournments thereof, this proxy confers discretionary authority on the person voting the proxy to vote on such amendments or variations or such other matters in accordance with the best judgment of such person.

To be valid, this proxy must be received by the Company's transfer agent, Equity Financial Trust Company, 200 University Avenue, Suite 400, Toronto, ON M5H 4H1, not later than 48 hours, excluding Saturdays, Sundays and holidays, prior to the Meeting or any adjournment thereof. Late proxies may be accepted or rejected by the Chairman of the meeting in his discretion, and the Chairman is under no obligation to accept or reject any particular late proxy.

This proxy revokes and supersedes all proxies of earlier date.

DATED this                                    day of                                    , 2012.

Signature of Shareholder

Name of Shareholder (Please Print)

PLEASE SEE NOTES ON REVERSE

NOTES:
1. THIS PROXY IS SOLICTED BY MANAGEMENT OF THE COMPANY.

2. The shares represented by this proxy will be voted. Where a choice is specified, the proxy will be voted as directed. Where no choice is specified, this proxy will be voted in favour of the matters listed on the proxy. The proxy confers discretionary authority on the above named person to vote in his or her discretion with respect to amendments or variations to the matters identified in the Notice of Meeting accompanying the proxy or such other matters which may properly come before the meeting.

3. Each shareholder has the right to appoint a person other than management designees specified above to represent them at the meeting. Such right may be exercised by inserting in the space provided the name of the person to be appointed, who need not be a shareholder of the Company.
4. Each shareholder must sign this proxy. Please date the proxy. If the shareholder is a corporation, the proxy must be executed by an officer or attorney thereof duly authorized.
5. If the proxy is not dated in the space provided, it is deemed to bear the date of its mailing to the shareholders of the Company.
6. If the shareholder appoints any of the persons designated above, including persons other than management designees, as proxy to attend and act at the said meeting:
(a) the shares represented by the proxy will be voted in accordance with the instructions of the shareholder on any ballot that may be called for;
(b) where the shareholder specifies a choice in the proxy with respect to any matter to be acted upon, the shares represented by the proxy shall be voted accordingly; and
(c) IF NO CHOICE IS SPECIFIED WITH RESPECT TO THE MATTERS LISTED ABOVE, THE PROXY WILL BE VOTED FOR SUCH MATTERS.